Exhibit 10.12

CONTRIBUTION AGREEMENT

by and among

SGS Investors, LLC

HFOP Investors, LLC

Soma Square Investors, LLC

Hudson Pacific Properties, L.P.

and

Hudson Pacific Properties, Inc.

Dated as of February 15, 2010

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EXHIBIT LIST

		SECTION FIRST REFERENCED
EXHIBITS

A-1	Contributors’ Properties, Partnerships and Allocable Shares	Recital D

A-2	Additional Participating Properties and Participating Partnerships	Recital G

B	Form of Contribution and Assumption Agreement	1.1

C	Representations, Warranties and Indemnities of Contributor	Recital E

D	Total Consideration	1.6

E	Intentionally Omitted

F	Form of Registration Rights Agreement	2.4(a)

G	Form of Lock-up Agreement	2.4(b)

H	Form of Pledge Agreement	2.4(c)

I	Form of Title Company Affidavit	2.3(k)

J	Farallon REIT Ownership Limit Waiver Term Sheet	2.1(a)(x)

K	Soma Square Budget	2.6(b)(ix)

SCHEDULES

1.2	Contributed Assets and Assumed Agreements	1.2

1.3	Excluded Assets	1.3

1.4	Assumed Liabilities	1.4

1.5	Excluded Liabilities	1.5

1.6	Existing Loans	1.6

APPENDICES

A	Disclosure Schedule	3.3

B	Form of Articles of Amendment and Restatement	2.1(a)(x)

C	Form of Amended and Restated Bylaws	Exhibit C

D	Form of Amended and Restated Agreement of Limited Partnership	1.1

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CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as of February 15, 2010 (the “Effective Date”) by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), Hudson Pacific Properties, Inc., a Maryland corporation (the “Company”), SGS Investors, LLC, a Delaware limited liability company (“SGS”), HFOP Investors, LLC, a Delaware limited liability company (“HFOP”), and Soma Square Investors, LLC, a Delaware limited liability company (“Soma Square”). Each of SGS, HFOP and Soma Square may be referred to herein as a “Contributor” and, collectively, as the “Contributors.”

RECITALS

A. The Operating Partnership desires to consolidate the ownership of a portfolio of properties (the “Participating Properties”) through a series of transactions (the “Formation Transactions”) whereby the Operating Partnership will acquire direct interests in the Participating Properties (the “Property Interests”) or, directly or indirectly, some or all of the interests in certain limited partnerships, certain limited liability companies and certain other entities (collectively, the “Participating Partnerships”), which currently own or ground lease, directly or indirectly, the Participating Properties, or a combination of the foregoing.

B. The Formation Transactions relate to the proposed initial public offering (the “Public Offering”) of the common stock (“Common Stock”) of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and which is the sole general partner of the Operating Partnership.

C. The owners of the Property Interests and the partners and members of the Participating Partnerships will either transfer their Property Interests or interests in the Participating Partnerships, as applicable, to the Operating Partnership in exchange for cash, shares of Common Stock, common units of limited partnership interest (“OP Units”) in the Operating Partnership and/or preferred units of limited partnership interest (“Series A Preferred OP Units”) in the Operating Partnership.

D. Each Contributor owns interests in the Participating Partnerships set forth opposite such Contributor’s name on Exhibit A-1 (each such Participating Partnership in which a Contributor owns an interest, a “Partnership,” and collectively, the “Partnerships”), which Partnerships own, directly or indirectly, fee or ground leasehold interests in the Participating Properties set forth on Exhibit A-1 (each such Participating Property in which a Partnership owns a direct or indirect interest, a “Property” and together the “Properties”). As used herein, “Partnership Agreement” means the respective partnership agreement, limited liability company agreement or membership agreement, as applicable, under which each Partnership was formed (including all amendments or restatements).

E. Each Contributor desires to, and the Operating Partnership desires such Contributor to, contribute to the Operating Partnership, all of its right, title and interest, free and clear of all Liens (as defined in Exhibit C), as a partner or member in each of the Partnerships set forth opposite such Contributor’s name on Exhibit A-1, including, without limitation, all of its voting rights and interests in the capital, profits and losses of such Partnerships or any property distributable therefrom, constituting all of its interests in and to such Partnerships (such right, title and interest in and to the Partnerships are hereinafter collectively referred to as the “Partnership Interests”), in exchange for shares of Common Stock and/or OP Units, on the terms and subject to the conditions set forth herein, to be delivered to its designated nominees as set forth in Exhibit D hereto (each, a “Nominee,” and collectively, the

“Nominees”). Certain rights and obligations of the Nominees shall be governed by a separate agreement between each of the Nominees, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”). Shares of Common Stock to be issued pursuant to this Agreement will be contributed to the Operating Partnership by the Company on or immediately prior to the Closing (as defined below).

F. Each Contributor acknowledges that, subject to the terms of Article 5, the Operating Partnership may decide that, rather than acquiring all of the direct and indirect interests in the entity that owns or ground leases a certain Property or acquiring certain Partnership Interests by direct transfer, it is more desirable for the Operating Partnership to acquire the fee or leasehold interests in a particular Property by a direct contribution of such fee or leasehold interests in the Property from the Partnership that owns such fee or leasehold interests in the Property (a “Direct Contribution”), or by a transfer of interests in a subsidiary of a Partnership to the Operating Partnership, the Company or an affiliate of either of them (a “Subsidiary Contribution”), or by a merger of a Partnership or a subsidiary thereof with and into the Company, the Operating Partnership or an affiliate of either of them (a “Merger”), or to divide a Partnership or a subsidiary thereof into more than one partnership to facilitate the Formation Transactions (a “Division”); and such Contributor desires to give the Operating Partnership the right, in the Operating Partnership’s sole discretion, to engage in any Direct Contribution, Subsidiary Contribution, Merger or Division on the terms and conditions described herein without the need to seek any further consent or action of such Contributor, and will give hereby an irrevocable power of attorney as set forth in Article 6 hereof and irrevocable consents as set forth in Section 5.1 hereof.

G. The parties acknowledge that the Operating Partnership’s (i) acquisition of the Partnership Interests, the Contributed Assets and the Assumed Agreements (each as defined in Section 1.2), and (ii) assumption of the Assumed Liabilities (as defined in Section 1.4 below), is in anticipation of the consummation of the Formation Transactions and the Public Offering. The parties further acknowledge that such acquisition and assumption by the Operating Partnership is conditioned upon the concurrent closing of the contributions contemplated by (a) that certain Contribution Agreement dated as of the date hereof (the “TMG Contribution Agreement”) by and among TMG-Flynn SOMA LLC, a Delaware limited liability company (“TMG”), the Operating Partnership and the Company, and (b) that certain Contribution Agreement dated as of the date hereof (the “Hudson Contribution Agreement”) by and among Victor Coleman, Howard Stern (collectively, the “Hudson Contributors”), the Operating Partnership and the Company. Additionally, it is understood that the Operating Partnership expects to acquire in the Formation Transactions the additional Participating Properties and Participating Partnerships indicated on Exhibit A-2 hereto, and may acquire interests in additional properties with the proceeds of the Public Offering.

H. The parties acknowledge that in connection with the Formation Transactions and in consideration of the receipt of the Total Consideration (as defined in Section 1.7 herein), the Nominees, pursuant to the Representation, Warranty and Indemnity Agreement, will indemnify the Operating Partnership and the Company with respect to the breach of the representations, warranties, covenants and obligations of the Contributors set forth in this Agreement, the breach of certain of the representations, warranties, covenants and obligations of the Hudson Contributors and TMG set forth in the Hudson Contribution Agreement and the TMG Contribution Agreement, respectively, as and to the extent more particularly set forth in this Agreement and the Representation, Warranty and Indemnity Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

CONTRIBUTION OF PARTNERSHIP INTERESTS

AND EXCHANGE FOR PARTNERSHIP UNITS

Section 1.1 Contribution of Partnership Interests. At the Closing (as defined in Section 2.2 herein) and subject to the terms and conditions contained in this Agreement, each Contributor shall contribute, transfer, assign, convey and deliver to the Operating Partnership, absolutely and unconditionally, and free and clear of all Liens, all of its right, title and interest to its Partnership Interests, including all of the Contributor’s rights and interests to the Partnerships and all rights to indemnification in favor of the Contributor under the agreements pursuant to which the Contributor or its affiliates acquired the Partnership Interests transferred pursuant to this Agreement, if any. The contribution and assumption of each Contributor’s Partnership Interests shall be evidenced by a Contribution and Assumption Agreement in substantially the form of Exhibit B attached hereto (the “Contribution and Assumption Agreement”). The parties shall take such additional actions and execute such additional documentation as may be required by each relevant Partnership Agreement and the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the contemplated form of which is attached hereto as Appendix D (the “OP Agreement”), or as reasonably requested by the Operating Partnership in order to effect the transactions contemplated hereby. The Operating Partnership agrees to promptly provide the Contributor with a copy of any proposed changes to the OP Agreement from the form attached hereto as Appendix D. Additionally, the Contributor, the Operating Partnership and the Company agree that, from and after the Closing, the Contributors, TMG and the Hudson Contributors shall no longer be Members or, if applicable, a Managing Member of any Partnership, and after the Closing shall have no obligations or responsibilities as a Member or Managing Member, as applicable, under any Partnership Agreement.

Section 1.2 Contribution of Property Interests and Other Assets. At the Closing and subject to the terms and conditions contained in this Agreement, each Contributor shall contribute, transfer, assign, convey and deliver (or cooperate to cause the Partnership that owns or ground leases the Property to be contributed by Direct Contribution to contribute, transfer, assign, convey and deliver, as applicable) to the Operating Partnership, and the Operating Partnership shall acquire and accept, (i) all of such Contributor’s right, title and interest in and to the Property Interests in the Properties, which Properties are listed on Schedule 1.2, if any, and (ii) all right, title and interest held directly or indirectly by the Contributor in (x) all “Fixtures and Personal Property” (defined as all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property used in connection with the operation or maintenance of the Properties; excluding, however, all fixtures, furniture, furnishings, apparatus and fittings, equipment, machinery, appliances, building supplies, tools, and other items of personal property owned by tenants, subtenants, guests, invitees, employees, easement holders, service contractors and other Persons who own any such property located on the Properties) related to such Properties, if any, (y) all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of such Properties, if any (the “Intangible Property,” and together with the Fixtures and Personal Property, the “Contributed Assets”), and (z) all agreements and arrangements related to such Properties, if any, to which the applicable Contributor is a party, directly or indirectly, including without limitation, (1) all leases, licenses, tenancies, possession agreements and occupancy agreements with tenants of any such Property (“Leases”), if any, (2) all service, equipment, franchise, operating, management, parking, supply, utility and maintenance agreements relating to any such Property (“Service Contracts”), if any, and (3) those certain agreements listed on Schedule 1.2 (including without limitation, all Leases and Service Contracts listed on Schedule 1.2) (all such agreements and arrangements, collectively, the “Assumed Agreements”), and in each case, free and clear of any and all Liens, subject only to the Permitted

Encumbrances (as defined in Exhibit C). The contribution of the Contributed Assets and the Assumed Agreements, if any, and the assumption of all obligations thereunder, shall be evidenced by the Contribution and Assumption Agreement. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all agreements and arrangements related to such Properties, if any, which are not Assumed Agreements shall not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto.

Section 1.3 Excluded Assets. Notwithstanding the foregoing, the parties expressly acknowledge and agree that all assets and properties of the various Contributors set forth on Schedule 1.3, if any, shall be deemed “Excluded Assets” and not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto. Additionally, the following assets of each Partnership and Contributor as of the Closing Date shall constitute “Excluded Assets” hereunder, and (as applicable) shall be distributed to, or reserved and retained by, the applicable Contributor: subject to the prorations provisions set forth in Section 2.6 below, all cash, cash equivalents (including certificates of deposit), deposits with third parties, accounts receivable and any right to a refund or other payment relating to a period prior to the Determination Date (as defined in Section 2.6(g) below), including any real estate tax refund; bank accounts; claims or other rights against any present or prior member or members of such Partnership or their affiliates; any refund in connection with termination of such Partnership’s existing insurance policies; all contracts between such Partnership and any law or accounting firm prior to the Closing Date; any materials relating to the background or financial condition of a present or prior member of such Partnership; the books and records of such Partnership (as opposed to the applicable Property) relating to contributions and distributions prior to the Closing; that certain Side Agreement of even date herewith between Soma Square and TMG (the “Soma Square Side Agreement”); and that certain Side Agreement of even date herewith between Victor Coleman, Howard Stern, HFOP and SGS (the “Hudson/Farallon Side Agreement” and, together with the Soma Square Side Agreement, the “Side Agreements”). Furthermore, notwithstanding anything to the contrary herein, each Contributor may redact any or all provisions of each Partnership Agreement to which it is (directly or indirectly) a party, prior to disclosing or delivering the same to the Operating Partnership or any other party hereunder, other than provisions regarding ownership and authority, tax provisions and any other provisions reasonably required to consummate the transactions contemplated hereby in accordance herewith, and other than to the extent necessary to prepare any financial statements required by applicable law in connection with the Public Offering.

Section 1.4 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Operating Partnership shall also assume from each Contributor (or acquire the Properties subject to) and thereafter pay, perform or discharge in accordance with their terms all of the liabilities of such Contributor listed on Schedule 1.4, if any (the “Assumed Liabilities”).

Section 1.5 Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that the Operating Partnership shall not assume or agree to pay, perform or otherwise discharge any liabilities, obligations or other expenses of any Contributor (or acquire the Properties subject thereto) other than those assumed pursuant to the Contribution and Assumption Agreement and the Assumed Liabilities, including, without limitation, all liabilities of any Contributor set forth on Schedule 1.5, if any (as further defined in Exhibit C, the “Excluded Liabilities”), and such Excluded Liabilities shall not be contributed, transferred, assigned, conveyed or delivered to the Operating Partnership pursuant to this Agreement, and the Operating Partnership shall not have any rights or obligations with respect thereto.

Section 1.6 Existing Loans.

(a) Each Property is encumbered with certain financing as set forth on Schedule 1.6 (each an “Existing Loan” and collectively the “Existing Loans”). Such notes, deed of trusts and all other documents or instruments evidencing or securing such Existing Loans, including any financing statements, and any amendments, modifications and assignments of the foregoing, shall be referred to, collectively, as the “Existing Loan Documents.” Each Existing Loan shall be considered a “Permitted Encumbrance” for purposes of this Agreement. With respect to each Existing Loan, the Operating Partnership at its election shall either (i) assume the Existing Loan at the Closing (subject to obtaining any necessary consents from the holder of each mortgage or deed of trust related to such Existing Loan (in each case a “Lender” and collectively the “Lenders”) prior to Closing), (ii) take title to the applicable Property Interests subject to the lien of the applicable Existing Loan Documents or (iii) cause the Existing Loan to be refinanced or repaid in connection with the Closing; provided, however, that if the Operating Partnership elects to proceed under clauses (i) or (ii) of this sentence with respect to an Existing Loan, (x) at or prior to Closing, Soma Square, TMG and its affiliates (as applicable) shall have been released from any liability pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations with respect to the Existing Loan secured by the Property that is being contributed in connection with the Partnership Interests of Soma Square (the “Soma Square Property,” and such Existing Loan, the “Soma Square Loan”) and which first arises on or after the Closing Date, and (y) the Operating Partnership may nonetheless, at its sole discretion, cause such Existing Loan to be refinanced or repaid after the Closing. The Contributors acknowledge that, from the date of the initial filing of the registration statement (the “Initial Filing Date”) in connection with the Public Offering, the Hudson Contributors and TMG, as applicable, shall each be obligated under the Hudson Contribution Agreement and the TMG Contribution Agreement, respectively, to use their commercially reasonable efforts to facilitate, within sixty (60) days from the Initial Filing Date, the consent of the Lenders to the Operating Partnership’s assumption of those Existing Loans which the Operating Partnership intends to assume at the Closing. From and after the Closing and until such time as each Existing Loan has been refinanced or repaid in full, or each Lender has otherwise agreed in writing to release the Contributors and their respective affiliates from any further liability in respect of obligations first arising on or after the Closing Date pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations under the Existing Loan Documents, the Operating Partnership shall, if applicable, indemnify the Contributors and their respective affiliates in respect of any such further liabilities that have not been so released, except to the extent any such liability results from a breach of any obligation relating to any Contributor or affiliate thereof under the Existing Loan Documents (e.g., an obligation not to make or permit transfers, maintain a certain net worth or liquidity, or deliver financials) or from any act or omission constituting fraud, gross negligence, willful misconduct, bad faith or a default under this Agreement by any Contributor.

(b) In connection with the assumption of each Existing Loan at the Closing or refinancing or payoff of an Existing Loan at or after the Closing, as applicable, the Operating Partnership shall bear and be responsible for any assumption fee or prepayment premium assessed by the applicable Lender and associated with such assumption, refinancing or payoff prior to maturity, as applicable, and any other reasonable fee, charge, legal fees, cost or expense incurred by or on behalf of any Contributor in connection therewith (collectively, “Existing Loan Fees”), and subject to Section 3.5, shall indemnify and hold harmless each Contributor from and against such Contributor’s Allocable Share (as defined in Section 2.6(f) below) of any liability under the Existing Loans arising from and after the Closing (including by reason of the failure to have obtained any necessary consents from each applicable Lender prior to Closing) and any Existing Loan Fees. Any Existing Loan Fees associated with an Existing Loan shall be calculated solely with respect to such Existing Loan and shall not be aggregated or combined with any Existing Loan Fees associated with any other Existing Loan. Nothing contained in this Agreement shall preclude the Operating Partnership from reducing or increasing the indebtedness secured by the Property Interests below or above the amount outstanding on the Existing Loans in connection with any refinancing which may occur concurrently with or after Closing. Each Contributor acknowledges that the Hudson Contributors and TMG, as applicable, shall each be obligated under the Hudson Contribution Agreement and the TMG Contribution Agreement, respectively, to use commercially reasonable efforts (at no cost or expense to the Contributors) along with the Operating Partnership in seeking to obtain approval of the assumption of an Existing Loan or in beginning the process for any refinancing or a payoff of an Existing Loan (such as, without limitation, requesting a payoff statement from the holder(s) of such Existing Loan), as applicable.

(c) The Operating Partnership and the Company acknowledge that the Existing Loan Documents require at least thirty (30) days’ prior written notice to the Lender in connection with any prepayment of the Existing Loan. If such prepayment notice is given by the Operating Partnership or the Company (or by or on behalf of the Contributor at the written request or with the written approval of either of them) but the Closing does not occur for any reason, then (without limitation on Section 1.6(b)) the Operating Partnership and the Company shall indemnify and hold harmless the Contributor from and against its Allocable Share of any liability under the Existing Loan or to the Lender arising by reason of the failure to prepay the Existing Loan after having given such prepayment notice.

Section 1.7 Consideration and Exchange of Equity. The Operating Partnership shall, in exchange for the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements, transfer to the Nominees, the number of shares of Common Stock and/or OP Units as determined on, and allocated among such persons or entities as set forth in, Exhibit D (each such amount being such person’s or entity’s “Total Consideration”). The transfer of (i) Common Stock to any Nominee shall be evidenced by either certificates representing such shares (“Share Certificates”) or by book-entry of uncertificated shares recorded in the Company’s stock ledger, and (ii) OP Units to any Nominee shall be evidenced by either an amendment to the OP Agreement (“Amendment”) or by certificates relating to such OP Units (“OP Unit Certificates”), in the case of either clause (i) or (ii), as determined by the Operating Partnership. The parties shall take such additional actions and execute such additional documentation as may be required by the relevant Partnership Agreements, the OP Agreement and/or the organizational documents of the Company in order to effect the transactions contemplated hereby.

Section 1.8 Adjusted Consideration. The Operating Partnership reserves the right not to acquire any particular interest that constitutes part of the Partnership Interests either (i) pursuant to the provisions of Article 7 below, or (ii) if in good faith, the Operating Partnership determines that the ownership of such interest or the underlying Property could cause the Company to fail to qualify as a REIT. Each Contributor, for itself and its Nominees, hereby agrees that, in such event, the aggregate Total Consideration hereunder, and the number of shares of Common Stock and/or the number of OP Units issuable to the Nominees in respect of such interest or underlying property, each as indicated on Exhibit D, may be reduced accordingly (in proportion to the total reduction in aggregate Total Consideration) without any further action or consent by such Contributor and/or Nominees.

Section 1.9 Tax Treatment.

(a) Any transfer, assignment and exchange by the Contributors effectuated pursuant to this Agreement shall, (i) to the extent made in exchange for OP Units (even if such OP Units are transferred to Nominees), constitute a “Capital Contribution” by the applicable Contributor to the Operating Partnership pursuant to Article 4 of the OP Agreement and is intended to be governed by Section 721(a) of the Code, and (ii) to the extent made in exchange for shares of Common Stock (even if such shares are transferred to Nominees), constitute a taxable exchange by the applicable Contributor for federal income tax purposes.

(b) Each Contributor (including any transferor in connection with a Direct Contribution, if any, as provided hereunder), each Nominee and the Operating Partnership agree to the tax treatment described in this Section 1.9, and the Operating Partnership and each Contributor and Nominee shall file their respective tax returns consistent with the above-described transaction structures.

Section 1.10 Allocation of Total Consideration. The Total Consideration shall be allocated as reflected in Exhibit D hereto. The Operating Partnership and each Contributor and Nominee agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates that they control to take no position inconsistent with the allocation for income tax purposes.

Section 1.11 Term of Agreement. If the Closing does not occur by August 15, 2010 (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and neither the Operating Partnership nor any Contributor shall have any further obligations hereunder except as specifically set forth herein.

ARTICLE 2.

CLOSING

Section 2.1 Conditions Precedent.

(a) The obligations of the Operating Partnership to effect the transactions contemplated hereby shall be subject to the following conditions (it being understood that, without limiting the duties of any Contributor, covenants or obligations expressed elsewhere in this Agreement, the provisions of this Section 2.1(a) shall only be conditions to Closing and shall not independently create any additional covenants on the part of any Contributor):

(i) The representations and warranties of each Contributor contained in this Agreement shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality or “Material Adverse Effect” (which, as used herein, means a material adverse effect on the assets, business, financial condition or results of operation of the applicable party or, if applicable, property), which representations and warranties shall have been true and correct in all respects) on the date such representations and warranties were made and shall be true and correct in the manner described above on the Pre-Closing Date (as defined in Section 2.2 below) as if made at and as of such date;

(ii) The obligations of each Contributor contained in this Agreement shall have been duly performed on or before the Pre-Closing Date and no such Contributor shall have breached any of its covenants contained herein in any material respect;

(iii) Each Contributor, directly or through the Attorney-in-Fact (as defined in Section 6.1 below), shall have executed and delivered to the Operating Partnership the documents required to be delivered by such Contributor pursuant to Sections 2.3 and 2.4 hereof;

(iv) The Contributors shall have delivered to the Operating Partnership any consents or approvals of any Governmental Entity (as defined in Exhibit C) or third parties set forth on Schedule 2.3 to the Disclosure Schedule (as defined in Section 3.3 below).

(v) The Hudson Contributors and TMG shall have delivered to the Operating Partnership (i) any consents or approvals of any Governmental Entity or third parties (including, without limitation, any Lenders and lessors) required to consummate the transactions contemplated hereby and the Formation Transactions, (ii) estoppel certificates from any tenants, ground lessors and/or third parties to material reciprocal easement agreements, covenants, conditions and restrictions, or such other agreements affecting a Property, and (iii) all book and records, title insurance policies, the Assumed Agreements, lease files, contracts, stock certificates, original promissory notes, and other indicia of ownership with respect to each Partnership (and any subsidiary Participating Partnership), in each case to the extent and in the forms required under the Hudson Contribution Agreement and the TMG Contribution Agreement;

(vi) Subject to the provisions of Article 7, there shall not have occurred between the date hereof and the Pre-Closing Date any material adverse change in any of the assets, business, financial condition or results of operation of the Partnerships and the Properties, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(vii) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;

(viii) Chicago Title Insurance Company (the “Title Company”) shall be irrevocably committed to issue to each Partnership that owns or ground leases a Property, effective as of the Closing, such owner’s or leasehold policies of title insurance coverage with respect to each Property as may be required under the Hudson Contribution Agreement and the TMG Contribution Agreement, as applicable;

(ix) If required by the underwriters in connection with the Public Offering, the Title Company shall be irrevocably committed to issue a UCC Policy (as defined in Section 2.3(k) below) to the Operating Partnership, effective as of the Closing, with respect to each Contributor’s Partnership Interests;

(x) Each Shareholder (as defined below) shall have executed and delivered a letter to the Company (“Shareholder Representation Letter”) no later than the Pricing Date (as defined in Section 4.3 below) and dated as of the Pricing Date setting forth certain representations and undertakings related to such Shareholder’s ownership of shares of Common Stock as described in the Farallon REIT Ownership Limit Waiver Term Sheet attached hereto as Exhibit J, which representations and undertakings shall continue to be true as of the Closing Date, and otherwise in a form reasonably acceptable to the Operating Partnership; provided, however, that if any Shareholder fails to execute and deliver a Shareholder Representation Letter on the Pricing Date in a form reasonably acceptable to the Operating Partnership, if any of the representations and undertakings set forth in such Shareholder Representation Letter cease to be true on the Closing Date, or if the Operating Partnership reasonably determines that the representations and undertakings contained in any Shareholder Representation Letter are not sufficient for the Operating Partnership to conclude that the issuance of shares of Common Stock to the Contributors or the Nominees pursuant to this Agreement will not jeopardize the

Company’s qualification as a REIT, the Operating Partnership may elect to deliver (a) in the case of Farallon Capital Institutional Partners, L.P. or any other Contributor or Nominee that is not permitted to own OP Units because it is predominantly owned by tax-exempt investors, cash (based on the price used for the initial public offering of shares by the Company), and (b) in the case of the remaining Contributors or Nominees, OP Units (based on one OP Unit for each share of Common Stock) or cash, in each case, in lieu of shares of Common Stock, to the extent reasonably deemed necessary by the Operating Partnership. For purposes of this Agreement, “Shareholder” has the meaning ascribed to it in the Farallon REIT Ownership Limit Waiver Term Sheet attached hereto as Exhibit J. Any capitalized term in this Section 2.1(a)(x) that is not otherwise defined in this Agreement shall have the meaning ascribed to it in the Articles of Amendment and Restatement of the Company, the form of which is attached hereto as Appendix B (the “Articles of Amendment and Restatement”);

(xi) The contributions contemplated by the Hudson Contribution Agreement and the TMG Contribution Agreement shall close concurrently with the Closing;

(xii) The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order; and

(xiii) The IPO Closing (as defined in Section 2.2 below) shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.

(b) The obligations of the Contributors to effect the transactions contemplated hereby shall be subject to the following conditions (it being understood that, without limiting any of the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of this Section 2.1(b) shall only be conditions to Closing and shall not independently create any additional covenants of the Operating Partnership):

(i) The representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall have been true and correct in all material respects (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been true and correct in all respects) on the date such representations and warranties were made and shall be true and correct in the manner described above on the Pre-Closing Date as if made at and as of such date;

(ii) The obligations of each of the Operating Partnership and the Company contained in this Agreement shall have been duly performed on or before the Pre-Closing Date and neither the Operating Partnership nor the Company shall have breached any of their respective covenants contained herein in any material respect;

(iii) Intentionally omitted;

(iv) The Company and the Operating Partnership shall each have executed and delivered to the Contributors the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(v) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened;

(vi) Based on the Shareholder Representation Letters described in Section 2.1(a)(x), if necessary to avoid a violation of the Aggregate Stock Ownership Limit or the Common Stock Ownership Limit, the Company shall have granted an exception to the stock ownership limits and restrictions set forth in the Articles of Amendment and Restatement, providing each Shareholder with an Excepted Holder Limit (as defined in the Articles of Amendment and Restatement) as of the Pricing Date as described in, and subject to provisions set forth in, the Farallon REIT Ownership Limit Waiver Term Sheet attached hereto as Exhibit J;

(vii) At the Closing, either (x) the Soma Square Loan shall be refinanced or repaid in full or (y) Soma Square, TMG and each of their respective affiliates (as applicable) shall be released from any liability pursuant to any recourse obligations, guarantees, indemnification agreements, letters of credit posted as security or other similar obligations with respect to such Existing Loan and which first arises on or after the Closing Date;

(viii) The contributions contemplated by the Hudson Contribution Agreement and the TMG Contribution Agreement shall close concurrently with the Closing;

(ix) The Company’s registration statement on Form S-11 to be filed after the date hereof with the SEC shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order; and

(x) The IPO Closing shall be occurring simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing).

Section 2.2 Time and Place; Pre-Closing, Closing and IPO Closing. The date, time and place of the consummation of the transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. Notwithstanding the foregoing, the Pre-Closing (as defined below) shall take place on the date that the Operating Partnership designates after fulfillment of all of the conditions under Section 2.1, other than the conditions set forth in Sections 2.1(a)(xiii) and 2.1(b)(x) (collectively, the “Pre-Closing Conditions”), with two (2) days prior written notice to the Contributors, at 10:00 a.m. in the office of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California (the “Pre-Closing Date”). On the Pre-Closing Date, each of the Operating Partnership, the Company and the Contributors shall acknowledge and agree that all of the Pre-Closing Conditions have been satisfied and waive any rights with respect to such conditions. The date, time and place of the consummation of the Public Offering, which shall occur concurrently with or immediately following the Closing, shall be referred to herein as the “IPO Closing.”

Section 2.3 Pre-Closing Deliveries. On the Pre-Closing Date, the parties shall enter into an escrow agreement with the Title Company (in such capacity, the “Escrow Agent”) in a form reasonably approved by all parties, and shall make, execute, acknowledge and deliver into escrow with the Escrow Agent, or cause to be made, executed, acknowledged and delivered into escrow with Escrow Agent through the Attorney-in-Fact, the legal documents and other items (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. Such execution, acknowledgment and delivery into escrow of the Closing Documents shall be referred to herein as the “Pre-Closing.” The Closing Documents and other items to be delivered into escrow at the Pre-Closing shall include, without limitation, the following (it being understood that, notwithstanding anything to the contrary herein, the Contributors shall not have any obligation to cause any Nominee to execute or deliver any document under this Section 2.3 or Section 2.4 below, or to otherwise satisfy any obligation of any Nominee hereunder, all such obligations of the Nominees being governed by the Representation, Warranty and Indemnity Agreement):

(a) The Contribution and Assumption Agreement in the form attached hereto as Exhibit B;

(b) The OP Agreement (it being understood that the Contributor shall not be a party thereto);

(c) The Amendment, OP Unit Certificates, Share Certificates, evidence of delivery of uncertificated shares of Common Stock by book-entry and/or other evidence of the transfer of OP Units and/or shares of Common Stock to the applicable Nominees;

(d) Intentionally omitted.

(e) An affidavit from each Contributor and Nominee stating, under penalty of perjury, such Contributor’s or Nominee’s United States Taxpayer Identification Number and that such Contributor or Nominee is not a foreign person pursuant to Section 1445(b)(2) of the Code and a comparable affidavit satisfying California and any other withholding requirements;

(f) Intentionally omitted.

(g) Intentionally omitted.

(h) The Operating Partnership and the Company, on the one hand, and each Contributor, on the other hand, shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by a Contributor) and each Contributor (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(i) Intentionally omitted.

(j) The Operating Partnership and the Company, on the one hand, and each Contributor, on the other hand, shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement as of such date (except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(k) Any books, records, organizational documents and Secretary of State items that are in the possession of each Contributor or which can be obtained through such Contributor’s reasonable efforts, and an affidavit from each Contributor substantially in the form attached hereto as Exhibit I, in each case to the extent necessary to enable the Title Company to issue or to irrevocably commit to issue to the Operating Partnership, effective as of the Closing, with respect to each

Contributor’s Partnership Interests, a UCC buyer’s policy of title insurance (in current form), with such endorsements thereto as the Operating Partnership may reasonably request, insuring that such Partnership Interests are being transferred free and clear of all Liens (collectively, the “UCC Policies”), if required by the underwriters in connection with the Public Offering; and

(l) Intentionally omitted.

(m) An assignment of Excluded Assets to achieve the distributions contemplated under Section 1.3.

Additionally, on the Pre-Closing Date, the parties shall execute and deliver to the Escrow Agent binding escrow instructions, in a form reasonably approved by all parties, acknowledging that all Pre-Closing Conditions have been met or waived and instructing the Escrow Agent to hold the Closing Documents in escrow until the conditions set forth in Sections 2.1(a)(xiii) and 2.1(b)(x) have occurred.

Section 2.4 IPO Closing Deliveries. At the IPO Closing, (i) the Closing Documents shall be released from escrow and delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (ii) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall include, without limitation, the following:

(a) The Registration Rights Agreement, signed by or on behalf of each Nominee, certain other parties and the Company, substantially in the form attached hereto as Exhibit F;

(b) Lock-up Agreements, signed by or on behalf of each Nominee, each such Lock-up to be substantially in the form attached hereto as Exhibit G, and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(c) The Pledge Agreement, signed by or on behalf of each Nominee, substantially in the form attached hereto as Exhibit H; and

(d) If requested by the Operating Partnership, a certified copy of all appropriate corporate resolutions or partnership actions authorizing the execution, delivery and performance by the Contributors of this Agreement, any related documents and the documents listed in this Section 2.4.

Section 2.5 Closing Costs. Without limitation on and subject to Section 1.6(b) above, the Operating Partnership shall be responsible for (i) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other taxes incurred in connection with the transactions contemplated hereby, (ii) all escrow fees and costs, (iii) the costs of any Title Policies, UCC Policies, surveys, appraisals, environmental, physical and financial audits and the costs of any other examinations, inspections or audits of the Properties, (iv) any and all assumption, prepayment or other fees, penalties or amounts due and payable in connection with the discharge and satisfaction or the assumption of any Existing Loan, (v) any costs associated with any new financing, including any application and commitment fees or the costs of such new lender’s other requirements, (vi) except as otherwise provided herein, its own attorneys’ and advisors’ fees, charges and disbursements, and (vii) any out-of-pocket costs or fees associated with any third-party approvals or deliverable items contemplated hereunder, including, without limitation, estoppels, consents, waivers, assignments and assumptions, provided that such costs or fees (under this clause vii) have been reasonably approved in advance in writing by the Operating

Partnership. Each Contributor or Nominee, as applicable, shall be responsible for (i) any withholding taxes required to be paid and/or withheld in respect of such Contributor or Nominee, as applicable, at Closing as a result of its tax status, and (ii) except as otherwise provided herein, its own attorneys’ and advisors’ fees, charges and disbursements. The parties acknowledge and agree that, to the extent any out-of-pocket costs or fees associated with any third-party approvals or deliverable items contemplated hereunder, as described above, are required to be paid to the applicable third party at or prior to Closing, the applicable Nominees shall be responsible, on a pro rata basis, for the payment of the applicable Contributor’s Allocable Share of such costs or fees prior to Closing, and such Nominees shall receive a pro rata credit to their Total Consideration in an equal amount at Closing. All costs and expenses incident to the transactions contemplated hereby, and not specifically described above, shall be paid by the party incurring same. The provisions of this Section 2.5 shall survive the Closing.

Section 2.6 Prorations and Adjustments.

(a) General. All income and expenses of each Property shall be apportioned as of 12:01 a.m. on the Determination Date, with the Operating Partnership being deemed to be the owner of the Property Interests relating to each Property during the entire day on which the Determination Date occurs and being deemed to be entitled to receive all revenue of each Property, and being deemed to be obligated to pay all operating expenses of each Property (but specifically excluding any Excluded Liabilities which shall remain the responsibility of the applicable Contributor), with respect to such day, and the applicable Contributor being deemed to be entitled to its Allocable Share of all revenue of each Property, and being deemed to be obligated to pay its Allocable Share of all operating expenses of each Property, prior to such day; provided, that the Allocable Share of revenue and expenses attributable to each Contributor (and any adjustment to such Contributor’s Total Consideration described in this Section 2.6 in connection therewith) shall be allocated among the applicable Nominees as set forth in Section 2.6(e) below. With respect to each Property, such prorated items shall include the following:

(i) All rents and any other income with respect to such Property received by the Determination Date, if any, and for the current month not yet delinquent. Such proration of rents shall be based on a rent roll updated not less than one (1) day prior to the Determination Date;

(ii) Taxes and assessments (including personal property taxes on the Personal Property) levied against such Property (it being understood that if any taxes or assessments relating to the Property are payable in installments, then the installment for the period in which the Closing occurs shall be prorated, with the Operating Partnership responsible for the payment of any installments due after the Closing);

(iii) Utility charges for which the applicable Partnership is liable, if any, such charges to be apportioned as of the Determination Date on the basis of the most recent meter reading occurring prior to the Determination Date (dated not more than fifteen (15) days prior to the Determination Date) or, if unmetered, on the basis of a current bill for each such utility;

(iv) All amounts payable with respect to Assumed Liabilities in effect as of the Determination Date;

(v) All operating cost reimbursements, percentage rents, additional rents and other retroactive rental escalations, sums or charges payable by tenants under the Leases related to such Property (the “Additional Rent”) which accrue prior to the Determination Date but are not then due and payable;

(vi) The applicable Contributor shall receive a credit for its Allocable Share of any interest accounts, impound accounts, escrow accounts and other reserves maintained pursuant to any Existing Loan for such Property, which shall be transferred to the Operating Partnership at the Closing;

(vii) Any other items of revenue, operating expenses or other items pertaining to such Property which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located; and

(viii) Any accrued interest on any Existing Loan for such Property.

(b) Specific Calculation of Prorations and Adjustments. Notwithstanding anything contained in Section 2.6(a) above, with respect to each Property, the following shall apply:

(i) With respect to any refundable cash security deposits, letters of credit or other credit enhancements held by or for the benefit of the applicable Partnership or applicable Contributor under any applicable Assumed Agreements (collectively, the “Security Deposits”) for such Property, such Contributor shall, at the Operating Partnership’s option, either cause to be delivered to the Operating Partnership any such refundable cash Security Deposits (not including interest accounts, impound accounts, escrow accounts and other reserves maintained pursuant to any Existing Loan for such Property, which shall be addressed in accordance with Section 2.6(a)(vi) above) or credit to the account of the Operating Partnership such Contributor’s Allocable Share of the total amount of such refundable cash Security Deposits (in each case, to the extent such refundable cash Security Deposits have not been applied against delinquent rents or other obligations as provided in the Assumed Agreements and in accordance with the terms of this Agreement) against such Contributor’s Total Consideration. To the extent required, (A) to the extent transferrable, all non-cash Security Deposits shall be transferred to the Operating Partnership by appropriate transfer documentation; and (B) if not transferable, the applicable Contributor shall (or, if applicable, shall cause the applicable Partnership to) request the party obligated under the applicable non-cash Security Deposit (e.g., the tenant, if the Assumed Agreement is a lease for which the tenant has delivered a letter of credit to the applicable Partnership) to replace the same so that it inures in favor of the Operating Partnership, and, in the event any such replacement non-cash Security Deposit is not delivered to the Operating Partnership by Closing, the Operating Partnership shall diligently pursue such replacement after Closing and the applicable Contributor shall take all reasonable action, as directed by the Operating Partnership, in connection with the liquidation of any such non-cash Security Deposits for payment as permitted under the terms of the applicable Assumed Agreement. The Operating Partnership shall pay all fees and charges, if any, in connection with each Contributor’s compliance with the immediately preceding sentence. Additionally, the Operating Partnership shall indemnify, defend and hold each Contributor harmless from any liability, damage, loss, cost or expense arising out of any such action taken by the applicable Contributor at the direction of the Operating Partnership in connection with the liquidation of any such non-cash Security Deposits for which a replacement has not been delivered to the Operating Partnership at or prior to Closing, and such indemnification shall survive the Closing. From and after the Determination Date, no Contributor shall permit the application of any Security Deposits against any delinquent rents or other obligations under the Assumed Agreements without the approval of the Operating Partnership, which approval shall not be unreasonably withheld;

(ii) The applicable Contributor shall cause all delinquent real estate taxes and assessments with respect to such Property to be paid at or before the Determination Date, together with any interest, penalties or other fees related to any delinquent taxes. In determining prorations relating to non-delinquent taxes, the Operating Partnership shall be credited with an amount equal to such Contributor’s Allocable Share of the real estate taxes and assessments for such Property applicable to the period prior to the Determination Date against the applicable Contributor’s Total Consideration, to the extent such amount has not been actually paid prior to the Determination Date. In the event that any real estate taxes or assessments related to such Property applicable to the period after the Determination Date have been paid prior to the Determination Date, such Contributor shall be entitled to a credit for its Allocable Share of such amount. In connection with the re-proration of real estate taxes and assessments for which a credit was given or a proration was made on the Determination Date, the applicable parties shall adjust the differences between them promptly upon demand being made therefor by either the applicable Contributor or the Operating Partnership. If, after the Determination Date, any additional real estate taxes or assessments applicable to the period prior to the Determination Date are levied for any reason, including back assessments or escape assessments, then the applicable Contributor shall pay its Allocable Share of all such additional amounts. If, after the Determination Date, the applicable Contributor or the Operating Partnership receives any property tax refunds regarding such Property relating to a period prior to the Determination Date, then that portion of the refunds related to a period prior to the Determination Date that is required to be refunded to any tenant of such Property shall be delivered to or retained by, as the case may be, the Operating Partnership for the purpose of making such refund payments with the remaining portion of such refunds retained by or delivered to, as the case may be, the applicable Contributor in proportion to its Allocable Share. The Operating Partnership shall pay all supplemental taxes resulting from the change in ownership and reassessment occurring as the result of the Closing pursuant to this Agreement;

(iii) The Operating Partnership shall use commercially reasonable efforts to prosecute and pursue through completion (a) each real property tax assessment appeal for any Property that is pending as of the Effective Date (an “Existing Appeal”), and (b) upon the written request of Soma Square or any Nominee thereof, any other appeal of the real property tax assessment for the Soma Square Property for tax years prior to and including the tax year in which the Closing occurs. No Contributor may prosecute any Existing Appeal or any other appeal of the real property tax assessment for any Property for tax years prior to and including the tax year in which the Closing occurs, but the applicable Contributor shall reasonably cooperate with the Operating Partnership in connection with each such appeal and the collection of any related award or refund (provided that such Contributor shall not be obligated to incur any out-of-pocket costs or other material costs in doing so). Any award, refund or other amounts payable in connection with any such appeal shall be paid directly to the Operating Partnership by the applicable authorities, and shall be distributed as follows: first, to reimburse the Operating Partnership for its actual costs incurred in connection with the appeal; and second, the balance shall be prorated and otherwise handled in accordance with Sections 2.6(a) and 2.6(b)(ii) above;

(iv) Charges referred to in Section 2.6(a)(iii) which are payable by any tenant of such Property directly to a third party shall not be apportioned hereunder, and the Operating Partnership shall accept title subject to any of such charges unpaid and the Operating Partnership shall look solely to the tenant responsible therefor for the payment of such charges;

(v) The Operating Partnership shall take all steps necessary to effectuate the transfer of all utilities with respect to such Property to the name of the Operating Partnership as of Determination Date, where necessary, post deposits with the utility companies, and shall provide each Contributor with written evidence of the transfer at or prior to the Determination Date. Each Contributor shall be entitled to recover its Allocable Share of any and all deposits held by any utility company as of the Determination Date;

(vi) All rents and other income which has been paid to a Partnership and which are allocable to the period from and after the Determination Date shall be credited to the Operating Partnership. Unpaid rent from a tenant at such Property which, as of the Closing, is delinquent with reference to the Determination Date shall not be prorated at the Closing, and any such rent collected after the date of the Closing shall be delivered as follows: (a) if any Contributor collects its Allocable Share of any such unpaid delinquent rent, such Contributor shall, within fifteen (15) days after the receipt thereof, deliver to the Operating Partnership such Contributor’s Allocable Share of any such rent which the Operating Partnership is entitled to hereunder relating to the Determination Date and any period thereafter, and (b) if the Operating Partnership collects any such unpaid delinquent rent, the Operating Partnership shall, within fifteen (15) days after the receipt thereof, deliver to the applicable Contributor such Contributor’s Allocable Share of any such rent to which such Contributor is entitled hereunder relating to the period prior to the Determination Date. The parties agree that, other than with respect to the Soma Square Property, all such rent received by a Contributor or the Operating Partnership with respect to such Property from a tenant delinquent at the Determination Date shall be applied first to the rent for the month in which the Closing occurs and then to delinquent rent, if any, in the reverse order of maturity (i.e., first to the most recently accrued unpaid obligation). With respect to the Soma Square Property, all such rent received by Soma Square or the Operating Partnership with respect to such Property from a tenant delinquent at the Determination Date shall be applied in the reverse order of maturity (i.e., first to the most recently accrued unpaid obligation), and notwithstanding the provisions of Section 2.6(a), the Operating Partnership shall be entitled to such delinquent rent that is attributable to the period after the Effective Date with respect to the Soma Square Property. The Operating Partnership will use commercially reasonable efforts after the Closing to collect all rents (including Additional Rent and any such delinquent rents) in the usual course of the Operating Partnership’s operation of the Property Interests, but the Operating Partnership will not be obligated to institute any lawsuit or other collection procedures to collect the same, except in the Operating Partnership’s sole discretion (provided that the Operating Partnership shall be obligated to use commercially reasonable efforts to institute lawsuits or collection proceedings upon the written request of the applicable Contributor if aggregate delinquencies outstanding to all Partnerships exceed $175,000, provided, further, that such request to institute lawsuits or collection proceedings shall be commercially reasonable under the circumstances). The Operating Partnership may not waive any rents (including Additional Rent or delinquent rent) nor modify any Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which a Contributor is entitled to receive a share of charges or amounts without first obtaining such Contributor’s written consent. From and after the Determination Date, no Contributor may pursue any action to collect any rents (including Additional Rent) due for periods prior to the Determination Date from any current tenant of a Property; provided, that with respect to delinquent rents and any other amounts (including Additional Rent) or other rights of any kind respecting tenants who are no longer tenants of a Property as of the Determination Date, the applicable Contributor shall retain all rights relating thereto and shall not be restricted hereby. For avoidance of doubt, the foregoing shall not restrict any Contributor’s pursuit of claims against tenants who are no longer tenants of a Property as of the Determination Date;

(vii) With respect to any year-end reconciliations of Additional Rent (if applicable) under the Leases for such Property, the applicable Contributor and the Operating Partnership shall cooperate to complete such reconciliations as soon as possible after the Determination Date, with the applicable Contributor being deemed to be responsible for its Allocable Share of all amounts owing to the tenants under the Leases and being deemed to be entitled to its Allocable Share of all amounts payable by tenants under the Leases with respect to periods prior to the Determination Date, and with the Operating Partnership being deemed to be responsible for amounts owing to tenants under the Leases and being deemed to be entitled to amounts payable by tenants under the Leases with respect to periods from and after the Determination Date. Without limiting the generality of the foregoing, the parties hereto acknowledge that the foregoing reconciliation shall be made such that such reimbursements are allocated to the period in which such reimbursable expenses were incurred; and

(viii) With respect to such Property (and subject to the terms set forth in this Section 2.6(b)(viii) below), the applicable Contributor shall be responsible for (a) its Allocable Share of all Tenant Inducement Costs (as hereinafter defined) with respect to all Leases executed or signed prior to the Effective Date for such Property, except to the extent of any Tenant Inducement Costs related to the Soma Square Property that have been paid from disbursements of proceeds under the Soma Square Loan in accordance with the terms of Section 2.6(d) and 4.1(c) below, and (b) its Allocable Share of all expenses connected with or arising out of the negotiation, execution and delivery of any Leases executed or signed prior to the Effective Date for such Property, including all Leasing Commissions (as hereinafter defined) related thereto and any legal fees or costs in connection therewith; provided, however, that, for purposes of this Section 2.6(b)(viii), the existing Leases (the “Carat and Heald Leases”) with Carat USA, Inc., a California corporation, and Heald College, L.L.C., a California limited liability company, at the Soma Square Property shall be deemed to be New Lease Documents (as defined below), except with respect to Tenant Inducement Costs, Leasing Commissions or other expenses paid prior to the Effective Date (for which the Operating Partnership shall not be responsible). With respect to such Property (and subject to the terms set forth in this Section 2.6(b)(viii) below), the Operating Partnership shall be responsible for the payment of (a) all Tenant Inducement Costs and Leasing Commissions which become due and payable (whether before or after the Determination Date) as a result of any amendment, modification, renewal, extension, expansion or termination of any Lease, or any new Lease, in any case executed after the Effective Date for such Property (as applicable, each a “New Lease Document”), in each case to the extent such New Lease Document has been approved by the Operating Partnership in writing or otherwise entered into in accordance with the terms of this Agreement, and (b) all expenses connected with or arising out of the negotiation, execution and delivery of any New Lease Document executed or signed after the Effective Date for such Property; provided, however, that, for purposes of this Section 2.6(b)(viii), with respect to the Soma Square Property, each of the Carat and Heald Leases shall be deemed to constitute a New Lease Document, except with respect to Tenant Inducement Costs, Leasing Commissions or other expenses paid prior to the Effective Date (for which the Operating Partnership shall not be responsible). Except with respect to the Carat and Heald Leases (for which this sentence shall not apply), to the extent any such Leasing Commissions, Tenant Inducement Costs or expenses arising from a New Lease Document shall be due and payable and paid prior to the Determination Date, the applicable Contributor shall receive a credit equal to its Allocable Share of the amount of such Leasing Commissions, Tenant Inducement Costs or expenses so paid, except that (and notwithstanding anything the contrary set forth hereinabove) if the tenant under the applicable New Lease Document commences payment of base rent or minimum rent under such New Lease Document prior to the Determination Date, then the applicable Contributor shall instead receive a credit equal to its Allocable Share of such Leasing Commissions, Tenant Inducement Costs or expenses so paid multiplied by a fraction, the numerator of which is (x) the total number of days in the term of such lease minus the number of days that occur before the Determination Date and with respect to which base rent or minimum rent was actually paid to the applicable Partnership thereunder, and the denominator of which is (y) the total number of days in such term. In no event shall the Operating Partnership be obligated to pay any Leasing Commissions for, Tenant Inducement Costs under or other expenses in connection with any Lease entered into prior to the Effective Date, except to the extent that (A) the same become due and payable as a result of any New Lease Document (it being understood the documents relating to the Carat and Heald Leases are New Lease Documents for this purpose, subject to the exceptions above regarding pre-Effective Date matters), or (B) with respect to the Soma Square Property, such Leasing Commissions, Tenant Inducement Costs or expenses have not been paid from disbursements of proceeds under the Soma Square Loan in accordance with the terms of Sections 2.6(d) and 4.1(c) below. The term “Tenant Inducement Costs” shall mean any payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and/or moving, design, refurbishment and other allowances. The term “Leasing Commissions” means any leasing or brokerage commissions payable to a leasing agent or broker and connected with or arising out of the negotiation, execution and delivery of a Lease. For avoidance of doubt, with respect to the Soma Square Property, the leasing override payments payable to TMG Partners under that certain Management Agreement dated as of February 14, 2007 between it (as assignee of Flynn Properties Inc.) and the Partnership that owns the

Soma Square Property in respect of the Carat and Heald Leases shall be the responsibility of the Operating Partnership to the extent set forth in the Soma Square Budget (as defined in Section 2.6(b)(ix) below)), notwithstanding that such agreement is not being assumed by the Operating Partnership at Closing.

(ix) Notwithstanding anything to the contrary in this Section 2.6, with respect to the Soma Square Property only, in no event shall the Operating Partnership be entitled to a credit (and in no event shall Soma Square or its Nominees be subject to a debt) on account of any accrued but unpaid operating deficits of the Partnership that owns the Soma Square Property so long as the expenditures creating such deficits either (A) have been approved by the Operating Partnership, which approval shall not be unreasonably withheld, conditioned or delayed or (B) are materially consistent with the budget under the Soma Square Loan, a copy of which is attached hereto as Exhibit K (the “Soma Square Budget”).

(c) Prorations Not Able to be Calculated on the Determination Date. Except as otherwise provided herein, any revenue or expense amount with respect to any Property which cannot be ascertained with certainty as of the Determination Date shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration ninety (90) days after the Closing or as soon thereafter as the precise amounts can be ascertained, but in no case later than 180 days after the Closing. Once all revenue and expense amounts have been ascertained, the parties shall prepare and execute a final proration statement, which such statement shall be conclusively deemed to be accurate and final.

(d) Adjustments for Existing Loans; Soma Square Loan. To the extent that, on the Determination Date, the Operating Partnership’s good faith determination of the principal amount of any Existing Loan to be outstanding immediately prior to the Closing Date with respect to any Property is greater than or less than the principal amount set forth on Schedule 1.6 for such Property (other than with respect to the Soma Square Loan and the Existing Loan secured by the Property that is being contributed in connection with the Partnership Interests of HFOP (the “City Plaza Loan”), to which this sentence shall not apply), then (i) if such amount is greater than the applicable amount set forth on Schedule 1.6, the Operating Partnership shall be credited with an amount equal to the applicable Contributor’s Allocable Share of the increase in such outstanding principal balance against such Contributor’s Total Consideration, and (ii) if such amount is less than the applicable amount set forth on Schedule 1.6, the applicable Contributor shall receive a credit to such Contributor’s Total Consideration in an amount equal to such Contributor’s Allocable Share of the decrease in such outstanding principal balance. With respect to the City Plaza Loan, no credits or adjustment shall be made to HFOP’s (or any other Contributor’s) Total Consideration in connection with any increase or decrease in the outstanding principal balance thereof after the Effective Date. With respect to the Soma Square Loan, Soma Square shall receive a credit to its Total Consideration in an amount equal to Soma Square’s Allocable Share of any principal payments made under the Soma Square Loan after the Effective Date (except to the extent paid with rents or other income from the Soma Square Property received by the Partnership that owns the Soma Square Property for the period after the Effective Date). In addition, the parties acknowledge and agree that the Soma Square Loan is a construction loan and the outstanding principal balance thereof, as set forth on Schedule 1.6, may increase prior to the Determination Date in connection with any future disbursements of proceeds thereunder. To the extent that the outstanding principal balance of the Soma Square Loan increases prior to the Determination Date as a result of any such future disbursements of proceeds thereunder, and such future disbursements are made and used in accordance with the terms of Section 4.1(c) below (herein, “Permissible Increases”), then the Operating Partnership shall be responsible for all such Permissible Increases and there shall be no credit to the Operating Partnership against Soma Square’s Total Consideration on account thereof. If, however, any increases in the outstanding principal balance of the Soma Square

Loan prior to the Determination Date result from any future disbursements under the Soma Square Loan that are not made and used in accordance with the terms of Section 4.1(c) below (herein, “Impermissible Increases”), then the Operating Partnership shall receive a credit against Soma Square’s Total Consideration in an amount equal to the Soma Square’s Allocable Share of all such Impermissible Increases. In addition, if the Partnership incurs any other Approved Expenditures (as defined below) after the Effective Date and prior to the Determination Date that have not been funded under the Soma Square Loan as Permissible Increases, and are not Impermissible Increases, then Soma Square shall receive a credit to its Total Consideration in an amount equal to Soma Square’s Allocable Share of all such other Approved Expenditures provided that, TMG or the Partnership that owns the Soma Square Property shall have submitted reasonable documentary evidence, including paid invoices or receipts therefor, as may be reasonably requested the Operating Partnership. As used herein, “Approved Expenditures” shall mean any out-of-pocket costs or expenditures incurred by the Partnership that owns the Soma Square Property that (1) are not paid with rents or other income from the Some Square Property received by such Partnership for the period after the Effective Date (and as to which such rents or other income from the Soma Square Property are not available to pay the same), and (2) either (A) have been approved by the Operating Partnership, which approval shall not be unreasonably withheld, conditioned or delayed or (B) are materially consistent with the Soma Square Budget. Additionally, in the event that the Partnership that owns the Soma Square Property pays the transit impact fee for the Soma Square Property prior to the Determination Date, the following shall apply: (y) if the amount thereof is less than the $1,567,235 budgeted therefor, then Soma Square shall receive a credit to its Total Consideration in an amount equal to Soma Square’s Allocable Share of fifty percent (50%) of such savings; and (z) if the fee has been advanced under the Soma Square Loan and the amount thereof is more than the $1,567,235 budgeted therefor, then the Operating Partnership shall receive a credit against Soma Square’s Total Consideration in an amount equal to Soma Square’s Allocable Share of fifty percent (50%) of such excess. The parties acknowledge that (i) the adjustments to any Contributor’s Total Consideration described in this Section 2.6(d) shall be allocated among the applicable Nominees as set forth in Section 2.6(e) below, and (ii) in no event shall there be any duplication of any debits or credits pursuant to (or in the application of) the terms of this Section 2.6, Section 2.6 of the TMG Contribution Agreement and/or Section 2.6 of the Hudson Contribution Agreement.

(e) Credits and Charges for Prorations and Adjustments. The net credit to or charge against a Contributor on account of the prorations and adjustments to be made at Closing (based on prorations determined as of the Determination Date), as determined in accordance with the terms of this Agreement, shall be reflected through a pro rata increase or decrease, as applicable, in the number of OP Units and/or shares of Common Stock (for purposes of this Section 2.6(e), collectively referred to as “common equity equivalents”) allocated to the Nominees with respect to the applicable Property, as set forth on Exhibit D (subject to any splits or other similar adjustments). The total increase or decrease, as applicable, in common equity equivalents shall be equal to (i) the total amount of such net credit to or charge against such Contributor with respect to such Property (ii) divided by the initial public offering price of the Common Stock and (iii) rounded down to the nearest whole number. Such total increase or decrease, as applicable, in common equity equivalents shall then be applied pro rata among the Nominees with respect to the applicable Property, in proportion to the number of OP Units and shares of Common Stock allocated to each such person or entity with respect to such Property, each as set forth on Exhibit D (subject to any splits or other similar adjustments), relative to the total number of OP Units and shares of Common Stock being transferred by the Operating Partnership with respect to such Property pursuant to this Agreement. Alternatively, at the Operating Partnership’s election, such net credit to or charge against a Contributor on account of the prorations and adjustments to be made at Closing shall be paid by either the Operating Partnership or the applicable Nominees (pro rata based on the proportional allocation of common equity equivalents to each such person or entity with respect to such Property), as applicable, in cash at Closing. Any other prorations adjustments made following the Closing shall be paid by either the Operating Partnership or the applicable Nominees (pro rata based on the proportional allocation of common equity equivalents to each such person or entity with respect to such Property), as applicable, in cash promptly following the determination of such amount in accordance with the provisions of this Section 2.6.

(f) Allocable Share. With respect to each Property, the applicable Contributor’s “Allocable Share” shall be the percentage set forth opposite such Contributor’s name on Exhibit A-1 for such Property.

(g) Determination Date. For purposes of this Agreement, the “Determination Date” shall mean a date, designated by the Operating Partnership, no more than five (5) business days nor less than one (1) business day prior to the “Subject to Completion Date” date set forth on the preliminary prospectus printed and distributed to potential investors in connection with the marketing of the Public Offering (i.e., the “red herring”), provided, however, that if a subsequent preliminary prospectus is thereafter printed and recirculated to potential investors, then the Determination Date shall mean the date of such subsequent preliminary prospectus.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES AND INDEMNITIES

Section 3.1 Representations and Warranties with Respect to the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to each Contributor with respect to the Operating Partnership that:

(a) Organization; Authority. The Operating Partnership has been duly formed and is validly existing under the laws of the jurisdiction of its formation and is and at the effective time of the Public Offering and at the Closing shall be classified as a partnership, and not a publicly traded partnership taxable as a corporation, for federal income tax purposes, and has all requisite power and authority to enter this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and own, lease or operate its property and to carry on its business as described in the Prospectus (as defined in Exhibit C) and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(b) Due Authorization. The execution, delivery and performance of this Agreement by the Operating Partnership have been duly and validly authorized by all necessary action of the Operating Partnership. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Operating Partnership, each enforceable against the Operating Partnership in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributors hereunder and the Nominees in the Representation, Warranty and Indemnity Agreement and except in connection with the Public Offering, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable, and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect.

(d) Partnership Matters. The OP Units, when issued and delivered in accordance with the terms of this Agreement for the consideration described herein, will be duly and validly issued, and free of any Liens other than any Liens arising through one or more of the Contributors or Nominees. Upon such issuance, each Nominee receiving OP Units will be admitted as a limited partner of the Operating Partnership. At all times prior to the execution of this Agreement, the Operating Partnership had no material assets, debts or liabilities of any kind.

(e) Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributors made hereunder and the Nominees in the Representation, Warranty and Indemnity Agreement, none of the execution, delivery or performance of this Agreement, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (A) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Operating Partnership or any of its properties or assets may be bound, or (B) violate or conflict with any judgment, order, decree or law applicable to the Operating Partnership or any of its properties or assets; provided in the case of (A) and (B), unless any such default, violation or conflict would not have a Material Adverse Effect on the Operating Partnership.

(f) Solvency. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, the Operating Partnership will be solvent immediately following the transfer of the Partnership Interests and the Contributed Assets to the Operating Partnership.

(g) No Litigation. There is no action, suit or proceeding pending or, to the Operating Partnership’s knowledge, threatened against the Operating Partnership that, if adversely determined, would have a Material Adverse Effect on the ability of the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

(h) No Prior Business. Since the date of its formation, the Operating Partnership has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.

(i) No Broker. Neither the Operating Partnership nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm other than EdgeRock Realty Advisors LLC which will result in the obligation of any Contributor or any of its respective affiliates (including any of the Partnerships and/or Entities, but not including, if applicable, the Operating Partnership or the Company) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by the Agreement.

Section 3.2 Representations and Warranties with Respect to the Company. The Operating Partnership and the Company hereby jointly and severally represent and warrant to each Contributor with respect to the Company that:

(a) Organization; Authority. The Company has been duly formed and is validly existing under the laws of the jurisdiction of its formation, and has all requisite power and authority to enter into this Agreement and to own, lease or operate its property and to carry on its business as described in the Prospectus and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary.

(b) Due Authorization. The execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary action of the Company. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company, each enforceable against the Company in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

(c) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Contributors made hereunder and except in connection with the Public Offering, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement by the Operating Partnership or the Company and the transactions contemplated hereby, except any of the foregoing that shall have been satisfied prior to the Closing Date or the IPO Closing, as applicable, and except for those consents, waivers and approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect on the Company and the Operating Partnership, taken as a whole.

(d) Non-Contravention. Assuming the accuracy of the representations and warranties of the Contributors made hereunder, none of the execution, delivery or performance of this Agreement by the Operating Partnership or the Company, any agreement contemplated hereby and the consummation of the contribution transactions contemplated hereby and thereby will (A) result in a default (or an event that, with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in any loss of any material benefit, pursuant to any material agreement, document or instrument to which the Company or any of its properties or assets may be bound or (B) violate or conflict with any judgment, order, decree, or law applicable to the Company or any of its properties or assets; provided in the case of (A) and (B), unless any such default, violation or conflict would not have a Material Adverse Effect on the Company and the Operating Partnership, taken as a whole.

(e) REIT Status. At the effective time of the Public Offering and Closing, the Company shall be organized in a manner so as to qualify as a REIT. As described in the Prospectus, the Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 2010.

(f) Common Stock. The Common Stock issuable at the Closing in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound. Upon issuance thereof, the Common Stock issuable in exchange for the OP Units upon the redemption of such OP Units in accordance with the terms of the OP Agreement will be duly authorized, validly issued, fully paid and nonassessable, and not subject to preemptive or similar rights created by statute or any agreement to which the Company is a party or by which it is bound.

(g) No Litigation. There is no action, suit or proceeding pending or, to the Company’s knowledge, threatened against the Company that, if adversely determined, would have a Material Adverse Effect on the ability of the Company to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

(h) No Prior Business. Since the date of its formation, the Company has not conducted any business, nor has it incurred any liabilities or obligations (direct or indirect, present or contingent), in each case except in connection with the Formation Transactions and the Public Offering and as contemplated under this Agreement.

(i) No Broker. Neither Company nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm other than EdgeRock Realty Advisors LLC which will result in the obligation of any Contributor or any of its respective affiliates (including any of the Partnerships and/or Entities) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with transactions contemplated by the Agreement.

Except as set forth in Section 3.1 and this Section 3.2, neither the Operating Partnership nor the Company makes any representation or warranty of any kind, express or implied, and each Contributor acknowledges that it has not relied upon any other such representation or warranty.

Section 3.3 Representations and Warranties of the Contributors. Each Contributor, severally, and not jointly or jointly and severally, represents and warrants to the Operating Partnership and the Company as provided in Exhibit C attached hereto (subject to qualification by the disclosures in the disclosure schedule attached hereto as Appendix A (the “Disclosure Schedule”), and acknowledges and agrees to be bound by the indemnification provisions contained therein.

Section 3.4 Indemnification. From and after the Closing Date and in accordance with the procedures described in Section 3.5(c) of Exhibit C hereto, mutatis mutandis, the Operating Partnership and the Company jointly and severally shall indemnify, hold harmless and defend each Contributor, each Nominee and their respective directors, officers, managers, members, partners, employees, agents, advisers and representatives, as well as its affiliates (each of which is an “Indemnified Contributor Party”) from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) arising out of or related to, or asserted against, imposed upon or incurred by the Indemnified Contributor Party, to the extent resulting from: (i) any breach of a representation, warranty or covenant of the Operating Partnership or the Company contained in this Agreement, the Representation, Warranty and Indemnity Agreement or any Schedule, Exhibit, certificate or affidavit, or any other document delivered pursuant hereto or thereto (including, without limitation, any breach of the terms of the Power of Attorney), (ii) all fees, costs and expenses of the Operating Partnership and the Company in connection with the transactions contemplated by this Agreement, (iii) the failure of the Operating Partnership or the Company after the Closing Date to perform any obligation required to be performed pursuant to any contract or obligation assigned to and assumed by the Operating Partnership or the Company (including the Assumed Agreements), and (iv) the Assumed Liabilities.

Section 3.5 Matters Excluded from Indemnification. Notwithstanding anything in this Agreement to the contrary, the Operating Partnership and the Company shall have no obligation under this Agreement to indemnify or hold harmless the Indemnified Contributor Parties from (i) any Losses arising as a direct result of any Contributor’s breach of its representations, warranties or covenants under this Agreement or (ii) any Losses arising as a result of the Excluded Liabilities (as defined in Exhibit C).

ARTICLE 4.

COVENANTS

Section 4.1 Covenants of the Contributors.

(a) From the date hereof through the Closing, and except in connection with the Formation Transactions, no Contributor shall, without the prior written consent of the Operating Partnership:

(i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interest in the Partnership Interests or Contributed Assets or all or any portion of its interest in the Properties or the Property Interests; or

(ii) Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber all or any portion of its Partnership Interests or Contributed Assets.

(b) From the date hereof through the Closing, and except in connection with the Formation Transactions, each Contributor shall, to the extent within its control, conduct the Partnerships’ business in the ordinary course of business consistent with past practice, and shall, to the extent within its control and consistent with its obligations under the Partnerships’ operating agreements, not permit any Partnership, without the prior written consent of the Operating Partnership, to:

(i) Enter into (x) any material transaction not in the ordinary course of business with respect to the Property nor (y) subject to Section 4.3 below, any New Lease Document or other occupancy agreement other than as permitted under the Hudson Contribution Agreement or the TMG Contribution Agreement, as applicable;

(ii) Except as otherwise disclosed in the Disclosure Schedule, mortgage, pledge or encumber (other than by Permitted Encumbrances) any assets of such Partnership, except (A) liens for taxes not delinquent, (B) purchase money security interests in the ordinary course of such Partnership’s business, and (C) mechanics’ liens being disputed by such Partnership in good faith and by appropriate proceeding in the ordinary course of such Partnership’s business;

(iii) Cause or permit any Partnership to change the existing use of any Property;

(iv) Cause or take any action that would render any of the representations or warranties regarding the Properties as set forth on Exhibit C untrue in any material respect;

(v) File an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat any Partnership as an association taxable as a corporation for federal income tax purposes; make or change any other tax elections; settle or compromise any claim, notice, audit report or assessment in respect of taxes; change any annual tax accounting period; adopt or change any method of tax accounting; file any amended tax return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; surrender of any right to claim a tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment; or

(vi) Make any distribution to its partners or members related to the Partnerships or the Properties, except for cash distributions in the ordinary course of business consistent with past practices or as permitted by this Agreement; provided, however, that such Contributor shall give twenty (20) days advance notice to the Operating Partnership thereof, and any such distribution shall require the Operating Partnership’s consent (which shall not be unreasonably withheld); and provided further, that such notice and consent shall not be required in connection with the distribution of any Excluded Assets at Closing as contemplated by Section 1.3.

(c) From the date hereof through the Closing, Soma Square shall not (and shall not cause or permit the Partnership that owns the Soma Square Property to), without the prior written consent of the Operating Partnership, (i) increase the outstanding principal balance of the Soma Square Loan other than in connection with future disbursements that are permitted under the Existing Loan Documents for the Soma Square Loan, or (ii) retain, use or disburse any funds from any future disbursement of proceeds thereof other than for the purposes for which such proceeds are permitted to be used pursuant to such Existing Loan Documents. Additionally, from the date hereof through the Closing, Soma Square shall deliver to the Operating Partnership, concurrently with such delivery to the Lender under the Soma Square Loan, a copy of any correspondence or documentation delivered by Soma Square under the Existing Loan Documents for the Soma Square Loan in connection with a request for a disbursement of any future proceeds thereunder, and shall deliver or cause to be delivered to the Operating Partnership, promptly upon receipt, any correspondence or other documentation received by the Soma Square from the Lender under the Soma Square Loan with respect to such requests for advances thereunder.

Section 4.2 Tax Covenants.

(a) The Contributors and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Partnership Interests or the Properties as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on the Company’s tax status as a REIT. Such reasonable cooperation shall include making representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Operating Partnership shall promptly notify each Contributor upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the income, properties or operations of any of the Partnerships or with respect to any Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of any of the Contributors (or its owners) with respect to any tax period ending before or as a result of the Closing. Each Contributor shall promptly notify the Operating Partnership in writing upon receipt by such Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of any of the Partnerships or with respect to any Property. Subject to Section 2.6(b)(iii), each of the Operating Partnership and any applicable Contributor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that such Contributor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which such Contributor (or its owners) has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor such Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its affiliates (other than on such Contributor or any of its affiliates as a partner of the Operating Partnership) without the consent of the other party, such consent not to be unreasonably withheld. The Contributors and the Operating Partnership shall retain all tax returns, schedules and work papers with respect to the Partnerships and the Properties, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

(b) Tax Returns.

(i) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all tax returns of the Partnerships and their subsidiaries relating to the periods after the Closing Date.

(ii) With respect to Howard Street Associates, LLC, TMG has agreed (pursuant to the TMG Contribution Agreement) to prepare or cause to be prepared and file or cause to be filed all tax returns relating to the periods prior to or ending on the Closing Date, as contemplated by the Soma Square Side Agreement. Soma Square acknowledges that (i) each such tax return (including, for the avoidance of doubt, any amended tax returns, but excluding for the purposes of this proviso any returns already filed as of the Effective Date) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law, (ii) TMG has agreed to deliver a draft of each such tax return to the Operating Partnership for its review and approval no later than thirty (30) days prior to the due date (including extensions) for filing the same (which approval shall not be unreasonably conditioned or withheld), and (iii) TMG has agreed to consider in good faith any comments to such tax returns from the Operating Partnership, so long as such comments are provided no later than fifteen (15) days prior to the due date (including extensions) for filing the applicable return (provided that if the Operating Partnership does not provide any such comments prior to such deadline then the draft return delivered by TMG shall be deemed approved by the Operating Partnership).

(iii) With respect to SGS Realty II, LLC, Sunset Studios Holdings, LLC, HFOP Associates, LLC and their respective subsidiaries, the Operating Partnership shall (subject to clause (iv) below) prepare or cause to be prepared and file or cause to be filed all tax returns relating to the periods prior to or ending on the Closing Date (each a “Pre-Closing Tax Return”), which shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.

(iv) SGS and HFOP, as applicable, shall have the right to approve (which approval shall not be unreasonably conditioned or withheld) all income tax returns prepared pursuant to clause (iii) and to consult with the Operating Partnership regarding decisions as to accounting matters and tax elections required or permitted to be made for the Pre-Closing Tax Returns. The Operating Partnership shall cause each applicable Schedule K-1 to be delivered to SGS or HFOP, as applicable, no later than 120 days after the Closing Date.

(c) Intentionally Omitted.

(d) With respect to each Property that is contributed to the Operating Partnership pursuant to this Agreement, the Operating Partnership and each Contributor agree that the Operating Partnership shall use the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership.

Section 4.3 Restricted Tenants. The Contributors are aware that the Company intends to grant a waiver of the Ownership Limit (as such term is defined in the Articles of Amendment and

Restatement) on the terms described in Exhibit J attached hereto to Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Partners, L.L.C., Farallon Capital Institutional Partners III, L.P. and certain of their subsidiaries (with respect to each such entity, the “Shareholder Group”) with respect to their ownership of Common Stock. During the period each such waiver is effective, any interests in tenants owned by a Shareholder Group will be treated as Constructively Owned (as defined in the Articles of Amendment and Restatement) by the Company.

(a) In connection with the granting of such waiver on the date of the pricing of the initial public offering of the Company (the “Pricing Date”), the Company is required to provide a list of tenants (the “Tenant List”) to a representative of the Shareholder Groups to determine whether, as a result of granting the waiver to any Shareholder Group, the Company would or reasonably could anticipate Constructively Owning in excess of 9.9% of the outstanding equity interests in any such tenant on or after the Pricing Date. In connection with the execution of this Agreement, the Company provided to the Contributors a list of the tenants (the “Initial List”) at the Properties and at the other properties to be contributed to the Operating Partnership by other persons in connection with the Formation Transactions (the “Other Properties”) as of the Effective Date, which the Company will use for purposes of compiling the Tenant List. In addition, if any person who manages any Property or any Other Property intends to enter into a New Lease Document with any tenant or licensee (a “New Tenant”) after the Effective Date and prior to the Pricing Date, the Operating Partnership will provide the name of such New Tenant to the Contributors, and the Contributors will inform the Operating Partnership before the close of business on the following business day if any such New Tenant is an entity in which, as of such date, members of any Shareholder Group, individually or in the aggregate, actually own or Constructively Own, or reasonably anticipate so owning (as defined in paragraph 2.i of the Farallon Ownership Limit Waiver Term Sheet attached as Exhibit J), more than 9.9% of the equity interests.

(b) The Contributors represent that they are affiliated with, and regularly communicate with, each Shareholder Group.

(c) Based on the exchange of information described above, the Contributors represent that, without the consent of the Operating Partnership, which the Operating Partnership may grant or withhold in its sole discretion, the members of each Shareholder Group, individually or in the aggregate, will not own in excess of 9.9% of the outstanding equity interests in any tenant on the Tenant List as of the Pricing Date. For purposes of the preceding sentence, the Operating Partnership agrees that it will not withhold its consent to such ownership, provided that (i) the Contributors inform the Operating Partnership of such ownership of a New Tenant within the time period set forth in Section 4.3(a) above and (ii) such New Tenant was not already a tenant included on the Initial List. For purposes of this Section 4.3, references to ownership of 9.9% of the outstanding equity interests shall mean, in the case of a corporation, 9.9% of the voting power or value of shares, and, in the case of any other entity, an interest of 9.9% in the assets or net profits of such entity.

Section 4.4 Post-Closing Inspection Rights. During the period commencing with the Closing and ending on the date which is three (3) years after the later of (i) the date by which the Pre-Closing Tax Return for the Closing tax year is required to be filed and (ii) the date such tax return is actually filed (provided that if an audit has commenced during such period then the Inspection Period shall be extended to expire upon the completion of the audit process, including the completion of any challenge to the results of the audit) (the “Inspection Period”), the books and records of the Partnerships relating to pre-Closing periods shall be made available at the Operating Partnership’s principal place of business for inspection, examination, photocopying or audit by the Contributors (such inspections, examinations, photocopying and audits shall be at the sole cost and expense of the applicable Contributor), or the duly authorized representative thereof (including the Contributor’s own auditors), during normal business hours and upon reasonable advance notice for any business purpose of the Contributors relating solely to the Partnerships during pre-Closing periods.

ARTICLE 5.

WAIVERS AND CONSENTS

Each of the releases and waivers enumerated in this Article 5 shall become effective only upon the Closing of the contribution and exchange of the Partnership Interests pursuant to Articles 1 and 2 herein.

Section 5.1 Waiver of Rights Under Partnership Agreements; Consents With Respect to Partnership Interests.

(a) As of the Closing, each Contributor waives and relinquishes all rights and benefits otherwise afforded to such Contributor under any Partnership Agreement including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, and any right to consent to or approve of the sale or contribution by the other partners or members of each Partnership of their Partnership Interests to the Operating Partnership, the Company or any direct or indirect subsidiary thereof and any and all notice provisions related thereto, except for any rights and benefits retained by the Contributors in connection with the Excluded Assets. Each Contributor acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, certain Partnership Agreements or other agreements among one or more holders of such Partnership Interests or one or more of the partners of any such Partnership. With respect to each Partnership and each Property in which the Partnership Interests of such Contributor represent a direct or indirect interest, the applicable Contributor expressly gives all Consents (and any consents necessary to authorize the proper parties in interest to give all Consents) and Waivers it is entitled to give that are necessary or desirable to (i) facilitate any Conveyance Action (as hereinafter defined) relating to such Partnership or Property, (ii) cause the Partnership to have authority to transfer the Partnership Interests or Properties to the Operating Partnership, and (iii) nominate the Nominees to receive shares of Common Stock and/or OP Units directly from the Partnership if the Partnership or one or more of the Partnership’s subsidiaries transfers assets or interests directly to the Operating Partnership (rather than the Contributor contributing its or his Partnership Interests hereunder) and to reduce the consideration otherwise payable by the Operating Partnership hereunder as a result of such direct transfer by the Partnership or its subsidiaries on account of the Nominees receiving any amount reduced hereunder from such Partnership or its subsidiaries making such direct transfer. In addition, if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to any Partnership Agreement to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Partnership Agreements, which shall remain in full force and effect without modification.

(b) As used herein, the term “Conveyance Action” means, with respect to any Partnership having a direct or indirect ownership interest in any Property Interests, (i) the transfer, conveyance or agreement to convey by a partner thereof or by any holder of an indirect interest therein (whether or not such partner or holder is the Contributor hereunder) directly, by Direct Contribution, Merger, Division or otherwise of its direct or indirect interest in such Partnership or Property to the Operating Partnership or the Company at Closing, if elected by the Operating Partnership, provided, however, that a Direct Contribution, Subsidiary Contribution, Merger or Division shall not materially and adversely affect the applicable Contributor or any Nominee in any way, including, without limitation, by impacting the tax treatment to the Contributor or any Nominee, without the prior written consent of such Contributor or such Nominee, or (ii) the entering into by any such partner or holder any agreement relating to (x) the formation of the Operating Partnership or the Company, or (y) the direct or indirect acquisition by the Operating Partnership or the Company of any such direct or indirect interest or (iii) the taking by any such partner or holder of any action necessary or desirable to facilitate any of the foregoing, including, without limitation, the following (provided that the same are taken in furtherance of the foregoing): any sale or distribution to any Person of a direct or indirect interest in such Partnership or Property, the entering into any agreement with any Person that grants to such Person the right to purchase a direct or indirect interest in such Partnership or Property, and the giving of the Consents and Waivers contained in this Section or consents or waivers similar thereto in form or purpose.

(c) As used herein, the term “Consents” means, with respect to any such Partnership or Property, any consent necessary or desirable under any Partnership Agreement or any other agreement among all or any of the holders of interests therein or any other agreement relating thereto or referred to therein (i) to cause the Partnership to have authority to permit any and all Conveyance Actions relating to such Partnership or Property or to amend any such Partnership Agreement and/or other agreements so that no provision thereof prohibits, restricts, impairs or interferes with any Conveyance Action (such amendments to include, without limitation, the deletion of provisions which cause a default under such agreement if interests therein are transferred for cash), (ii) to admit the Operating Partnership as a substitute member or partner of such Partnership upon the Operating Partnership’s acquisition of the Partnership Interests therein, respectively, and to adopt such amendment as is necessary or desirable to effect such admission, (iii) to adopt any amendment to a Partnership Agreement as may be reasonably be deemed desirable by the Operating Partnership, either simultaneously with or immediately prior to the acquisition of any interest therein, and (iv) to continue such Partnership following the transfer of interest therein to the Operating Partnership.

(d) As used herein, the term “Waivers” means, with respect to a Partnership or a Property of which the Partnership Interests of a Contributor represent a direct or indirect interest, the waiving of any and all rights that a Contributor may have with respect to, and (to the extent controlled by such Contributor) that any such other Person may have with respect to, or that may accrue to a Contributor or such other controlled Person upon the occurrence of, a Conveyance Action relating to such Partnership or Property, including, but not limited to, the following rights: rights of notice, rights to response periods, rights to purchase the direct or indirect interests of another partner in such Partnership or Property or to sell such Contributor’s or other Person’s direct or indirect interest therein to another partner, rights to sell such Contributor’s or other Person’s direct or indirect interest therein at a price other than as provided herein, or rights to prohibit, limit, invalidate, otherwise restrict or impair any such Conveyance Action or to cause a termination or dissolution of such Partnership because of such Conveyance Action. Each Contributor further covenants that it will take no action to enjoin, or seek damages resulting from, any Conveyance Action by any holder of a direct or indirect interest in a Partnership or a Property in which the Partnership Interests of such Contributor represent a direct or indirect interest.

(e) The Waivers and Consents contained in this Section shall terminate upon the termination of this Agreement, except as to transactions completed hereunder prior to termination.

ARTICLE 6.

POWER OF ATTORNEY

Section 6.1 Grant of Power of Attorney. The Contributors hereby irrevocably appoint the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating

Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of each of the Contributors, to act in the name, place and stead of each of the Contributors to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including without limitation the execution of any Closing Documents or other documents relating to the acquisition by the Operating Partnership of any Contributor’s Partnership Interests, the Contributed Assets, the Assumed Agreements or the Assumed Liabilities including, but not limited to, any registration rights agreements, partnership agreements, pledge agreements and any lock-up agreements), to provide information to the Securities and Exchange Commission and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, as fully as could the applicable Contributor if personally present and acting (the “Power of Attorney”), provided, that the Attorney-in-Fact may not take any such action on behalf of any Contributor unless such action is in accordance with the terms of this Agreement and the Attorney-in-Fact has given the applicable Contributor reasonable prior written notice (including by electronic means) to Daniel Hirsch of Farallon Capital Management, L.L.C. and Scott Budlong of Richards, Kibbe & Orbe LLP for each action to be so taken by the Attorney-in-Fact. Further, each Contributor hereby grants to the Attorney-in-Fact a proxy (the “Proxy”) to vote such Contributor’s Partnership Interests on any matter related to the Formation Transactions presented to any of the Partnerships’ partners for a vote, including, but not limited to, the transfer of interests in any Partnership by the other partners.

Each of the Power of Attorney and Proxy and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of the Contributors, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact shall nevertheless be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. Each of the Contributors agrees that, at the request of Operating Partnership, it will promptly execute and deliver to the Operating Partnership a separate power of attorney and proxy on the same terms set forth in this Article 6, such execution to be witnessed and notarized, and in recordable form (if necessary). The Contributors hereby authorize the reliance of third parties on each of the Power of Attorney and Proxy.

The Contributors acknowledge that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

Section 6.2 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any person by virtue of the Power of Attorney or Proxy granted by each of the Contributors hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the Public Offering, or the acquisition of the Partnership Interests, the Contributed Assets or the Assumed Agreements by the Operating Partnership or the assumption of the Assumed Liabilities by the Operating Partnership and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for herein. Each Contributor agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any loss, claim, damage or liability (including reasonably attorneys’ fees) incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney or Proxy created by such Contributor hereby, as well as the cost and expense of investigating and defending against any such loss, claim, damage or liability, except to the extent such loss, claim, damage or liability is due to its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for herein. Each Contributor agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for Operating Partnership or its successors or affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to any Contributor hereunder, release, amend or modify any other power of attorney or proxy granted by any other person under any related agreement.

Section 6.3 Ratification; Third Party Reliance. Each Contributor hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by such Contributor under this Article 6, and each Contributor authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 7.

RISK OF LOSS

The risk of loss relating to the Partnership Interests, Property Interests and the underlying Properties prior to the Pre-Closing shall be borne by the applicable Contributor. If, prior to the Pre-Closing, (a) any Property is materially or totally destroyed or damaged by fire or other casualty, or (b) any Property is materially or totally taken by eminent domain or through condemnation proceedings, then the Operating Partnership may, at its option (such election to be made as soon as reasonably practicable following such occurrence and in any event prior to the Pre-Closing), determine not to acquire the particular Partnership Interests or Property Interests, as the case may be, relating to the Property that has been destroyed, damaged or taken as described above. No Contributor shall have any obligation to repair or replace any such damage, destruction or taken property. Unless the Operating Partnership elects not to acquire the applicable Partnership Interests or Property Interests, as the case may be (in which case this sentence shall not apply), at the Closing (i) the applicable Contributor shall pay or cause to be paid to the Operating Partnership its Allocable Share of any sums collected (directly or indirectly) by such Contributor, if any, under any policies of insurance, if any, or award proceeds relating to such casualty or condemnation, if any, and otherwise assign to the Operating Partnership all rights (directly or indirectly) of the applicable Contributor to collect such sums as may then be uncollected (except to the extent required for collection costs or repairs by such Contributor prior to the Closing Date, and provided that such Contributor shall retain its Allocable Share of any insurance proceeds attributable to lost rents or other items applicable to any period prior to the Determination Date, and all rights thereto); and (ii) such Contributor’s Total Consideration shall be reduced by such Contributor’s Allocable Share of the amount of any deductibles under the applicable insurance policies. As used in this Article 7, “materially” destroyed, damaged or taken refers to any casualty loss or damage or any loss due to condemnation, in either case, to a Property or any portion thereof if (x) the cost of repairing or restoring the premises in question to substantially the same condition which existed prior to the event of damage would be, in the opinion of an architect or other qualified expert selected by such Contributor and reasonably approved by the Operating Partnership, or the amount of the proposed condemnation award is, equal to or greater than ten percent (10%) of the Total Consideration for such Property, (y) such loss or damage would entitle tenants occupying more than ten percent (10%) of the total rentable square footage at such Property, in the aggregate, to terminate their Leases, or (z) such loss or damage otherwise materially impairs the current use or square footage of such Property, the parking therefor or access thereto.

ARTICLE 8.

MISCELLANEOUS

Section 8.1 Further Assurances. The Contributors and the Operating Partnership shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 8.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.3 Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof.

Section 8.4 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

Section 8.5 Entire Agreement. This Agreement, the exhibits and schedules hereto and the agreements referred to in Section 2.3 hereof constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be. Exhibit C is incorporated in this Agreement by reference in its entirety, such that reference to this “Agreement” shall automatically include
Exhibit C, and is subject to all of the provisions of this Article 8.

Section 8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that the Operating Partnership may assign its rights and obligations hereunder to an affiliate.

Section 8.7 Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

Section 8.8 Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

Section 8.9 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

Section 8.10 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors. Except to the extent attributable to a breach by the Operating Partnership of any tax-related representations, warranties or covenants set forth in this Agreement or any Exhibit to this Agreement, the Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated herein.

Section 8.11 Survival. It is the express intention and agreement of the parties hereto that the representations, warranties and covenants of each of the Contributors, the Operating Partnership and the Company set forth in this Agreement shall survive the consummation of the transactions contemplated hereby, subject, however, to the limitations set forth in Section 3.7 of the Representation, Warranty and Indemnity Agreement. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Section 8.12 Notice. Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Company and/or the Operating Partnership:

11601 Wilshire Boulevard, Suite 1600 Los Angeles, California 90025
Phone: (310) 445-5702
Facsimile: (310) 445-5710
Attn: Mark Lammas

with a copy to:

Latham & Watkins, LLP 355 South Grand Avenue Los Angeles, CA 90071-1560
Phone: (213) 891-8640 Facsimile: (213) 891-8763 Attn: Brad Helms

To the Contributors:

c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100 San Francisco, California 94111
Phone: (415) 421-2132
Facsimile: (415) 421-2133
Attn: Dan Hirsch

with a copy to:

Pircher, Nichols & Meeks 1925 Century Park East, Suite 1700 Los Angeles, California 90067
Phone: (310) 201-8900 Facsimile: (310) 210-8922 Attn: Real Estate Notices (SAC/DBG)

Section 8.13 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in California (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit the Contributors to enforce consummation of the Public Offering. It is further agreed that none of the Contributors nor the Nominees shall have any liability under or in connection with this Agreement if the Closing fails to occur, except that if the Closing fails to occur due to a Contributor’s material breach of this Agreement, then the Operating Partnership’s and the Company’s sole and exclusive remedy for any such default shall be to either (a) terminate this Agreement with respect to such Contributor and obtain reimbursement from the applicable Nominees (but not such Contributor) of the Operating Partnership’s and the REIT’s actual out-of-pocket expenses paid in connection with this Agreement and the transactions contemplated hereby (but not more than $2,000,000 in the aggregate under or in respect of this Agreement, the TMG Contribution Agreement, and the Hudson Contribution Agreement), it being understood that in no event shall the Operating Partnership or the REIT have a right to damages (except pursuant to clause (a) above) in such event, and that in such event no party shall have any further obligation or liability to the other hereunder, or (b) specifically enforce this Agreement (it being understood that if the Operating Partnership and the Company proceed with the Closing then no Contributor (including the breaching Contributor) nor any Nominees (including the Nominees of the breaching Contributor) shall have any liability to the Operating Partnership or the REIT in respect of (and neither the Operating Partnership nor the REIT shall make any claim, including a claim for indemnification under Section 3.2 of Exhibit C, based upon) any pre-Closing breach, default or other matter which was known to the Operating Partnership or the REIT as of Closing).

Section 8.14 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall, subject to Section 8.13 above, be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

(i) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

(ii) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(iii) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

Section 8.15 Enforcement Costs. Should either party institute any action or proceeding under Section 8.14 above (or, with respect to the Operating Partnership, Sections 8.13 or 8.14 above), the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding and provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

Section 8.16 Several Liability. It is understood and acknowledged that to the extent any Contributor makes a representation, warranty or covenant hereunder, or assumes liability for indemnification or otherwise hereunder, the same is made or assumed by such Contributor severally, and not jointly or jointly and severally with any other Contributor.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the date first written above.

“OPERATING PARTNERSHIP”

Hudson Pacific Properties, L.P.,
a Maryland limited partnership

By:	Hudson Pacific Properties, Inc.
a Maryland corporation
Its:	General Partner

By:
Name:
Title:

“COMPANY”

Hudson Pacific Properties, Inc.

By:
Name:
Title:

[signatures continue on following page]

S-1

“CONTRIBUTORS”

SGS Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
	Title:	Managing Member

HFOP Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
	Title:	Managing Member

Soma Square Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
	Title:	Managing Member

S-2

EXHIBIT A-1

TO

CONTRIBUTION AGREEMENT

CONTRIBUTORS’ PROPERTIES, PARTNERSHIPS AND ALLOCABLE SHARES

Set forth below is a list of the Properties and Partnerships that are subject to this Agreement, and the applicable Contributor’s Allocable Share with respect to each Property.

CONTRIBUTOR	PARTNERSHIPS	PERCENTAGE OF OWNERSHIP INTERESTS BEING CONTRIBUTED BY APPLICABLE CONTRIBUTOR
SGS Investors, LLC	SGS Realty II, LLC, a Delaware limited liability company SGS Realty I, LLC, a Delaware limited liability company SGS Holdings, LLC, a Delaware limited liability company	98.42%

SGS Investors, LLC	Sunset Studios Holdings, LLC, a Delaware limited liability company Sunset Bronson Entertainment Properties, LLC, a Delaware limited liability company	99.04%

HFOP Investors, LLC	HFOP Associates, LLC, a Delaware limited liability company HFOP City Plaza, LLC, a Delaware limited liability company	99.08%

Soma Square Investors, LLC	Howard Street Associates, LLC, a Delaware limited liability company	94.00%

Exhibit A(1)-1

CONTRIBUTOR	PROPERTY	CONTRIBUTOR’S ALLOCABLE SHARE WITH RESPECT TO SUCH PROPERTY
SGS Investors, LLC	Sunset Gower Studios, (including Technicolor Building and 6060 Sunset)	98.42%

SGS Investors, LLC	Sunset Bronson Studios, (including Main Lot, KTLA Building, Lot A and Lot D)	99.04%

HFOP Investors, LLC	City Plaza	99.08%

Soma Square Investors, LLC	Soma Square	94.00%

Exhibit A(1)-2

EXHIBIT A-2

TO

CONTRIBUTION AGREEMENT

ADDITIONAL PARTICIPATING PROPERTIES AND PARTICIPATING PARTNERSHIPS

Set forth below is a list of the additional Participating Properties and Participating Partnerships that the Operating Partnership expects to acquire in the Formation Transactions.

Additional Participating Properties:

First Financial

Tierrasanta Research Park

Additional Participating Partnerships:

Hudson Capital, LLC, a California limited liability company

Hudson Sunset Gower, LLC, a Delaware limited liability company

Hudson Office Properties, LLC, a Delaware limited liability company

Hudson Studios Management, LLC, a Delaware limited liability company

Hudson OP Management, LLC, a Delaware limited liability company

GLB Encino, LLC, a Delaware limited liability company

Glenborough Tierrasanta, LLC, a Delaware limited liability company

Exhibit A(2)-1

EXHIBIT B

TO

CONTRIBUTION AGREEMENT

FORM OF CONTRIBUTION AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned (each, a “Contributor,” and collectively, the “Contributors”) hereby assigns, transfers, sells and conveys to Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), its entire legal and beneficial right, title and interest in, to and under the following (excluding, however, any Excluded Assets):

•

each Partnership set forth opposite such Contributor’s name on Schedule A attached hereto, including, without limitation, all right, title and interest, if any, of the undersigned in and to the assets of each Partnership and the right to receive distributions of money, profits and other assets from each Partnership, presently existing or hereafter at any time arising or accruing, and

•

all of the Contributed Assets and the Assumed Agreements listed for such Contributor on Schedule B attached hereto, if any, together with all amendments, waivers, supplements and other modifications of and to such agreements, contracts, licenses and other instruments through the date hereof, in each case to the fullest extent assignment thereof is permitted by applicable law,

TO HAVE AND TO HOLD the same unto the Operating Partnership, its successors and assigns, forever.

Upon the execution and delivery hereof, the Operating Partnership assumes from each Contributor all obligations in respect of the Partnership Interests set forth opposite such Contributor’s name on Schedule A attached hereto, and absolutely and unconditionally accepts the foregoing assignment from each Contributor of each Contributed Asset and Assumed Agreement listed for such Contributor on Schedule B attached hereto, if any, and assumes all Assumed Liabilities (but not the Excluded Liabilities) from each Contributor, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of the Contributors thereunder from and after the date hereof. The Operating Partnership assumes no Excluded Liabilities, and the parties thereto agree that all Excluded Liabilities shall remain the sole responsibility of the Contributors.

Each of the Contributors, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof upon the written request of the Operating Partnership, such Contributor will, without further consideration, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by the Operating Partnership in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Operating Partnership, its successors and assigns, title to the Assumed Agreements granted, sold, transferred, conveyed and delivered by this Agreement.

Capitalized terms used herein, but not defined have the meanings ascribed to them in the Contribution Agreement, dated as of             , 2010, between the Operating Partnership, the Contributors, and the other parties thereto.

[Remainder of page left intentionally blank.]

Exhibit B-1

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered the Agreement as of the date first above written.

CONTRIBUTORS:

SGS Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
Title:	Managing Member

HFOP Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
Title:	Managing Member

Soma Square Investors, LLC

By: Its	Farallon Capital Management, L.L.C., a Delaware limited liability company, Manager

By:
Name:
Title:	Managing Member

Exhibit B-2

OPERATING PARTNERSHIP:

Hudson Pacific Properties, L.P.,
a Maryland limited partnership

By:	Hudson Pacific Properties, Inc.,
a Maryland corporation
Its:	General Partner

By:
Name:
Title:

Exhibit B-3

EXHIBIT C

TO

CONTRIBUTION AGREEMENT

REPRESENTATIONS, WARRANTIES AND INDEMNITIES OF CONTRIBUTOR

ARTICLE 1 — ADDITIONAL DEFINED TERMS

For purposes of this Exhibit C, the following terms have the meanings set forth below. Terms which are not defined below shall have the meaning set forth for those terms as defined in the Agreement to which this Exhibit C is attached:

Actions: Means all actions, litigations, complaints, charges, accusations, investigations, petitions, suits, arbitrations, mediations or other proceedings, whether civil or criminal, at law or in equity, or before any arbitrator or Governmental Entity.

Agreement: Means the Contribution Agreement to which this Exhibit C is attached.

Disclosure Schedule: Means that disclosure schedule attached as Appendix A to the Agreement.

Entity: Means each Partnership and each partnership, limited liability company or other legal entity that is directly or indirectly owned by any Contributor and that directly or indirectly owns or ground leases any Property.

Environmental Law: Means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment as in effect on the Closing Date, including but not limited to those pertaining to reporting, licensing, permitting, investigation, removal and remediation of Hazardous Materials, including without limitation: (x) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state and local statutory and regulatory laws, statutes and regulations pertaining to Hazardous Materials.

Environmental Permits: Means any and all licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents that are required under or are issued pursuant to any Environmental Laws.

Excluded Liabilities: Means the Excluded Liabilities described in Section 1.5 of the Agreement, and any and all liabilities of a Contributor or any Entity related thereto arising from actions taken or omitted by such Contributor or such Entity in its capacity, if any, as a general partner or manager of an Entity with any other equity partners or members prior to the Closing Date, which action or inaction is determined by a court of competent jurisdiction to be ultra vires or to comprise a breach of its fiduciary duties, if any, to such third party. However, notwithstanding anything to the contrary in this Agreement, “Excluded Liabilities” shall not include (and, without limitation, the Nominees shall not have any liabilities or obligations whatsoever under clause (ii) of Section 3.2(b) of the Representation, Warranty

Exhibit C-1

and Indemnity Agreement in respect of) the following: (i) any liabilities relating to a Property (including liability with respect to environmental matters, compliance with law, leases and contracts, title, survey, or the condition of the Property), it being understood no Contributor is making any representations or warranties with respect to any Property except as expressly provided in Article II of this Exhibit C; (ii) liabilities resulting from any act or omission by or on behalf of the Operating Partnership or the Company (or any member of the Partnerships after the Closing); and (iii) any liabilities reflected on the financial statements of the Partnerships as included in the Prospectus, and liabilities arising after the date of such financial statements incurred in the ordinary course of a Partnership’s business; provided, however, that the foregoing list of exclusions from Excluded Liabilities shall in no way be deemed to limit the Nominees’ obligations under Section 3.2(a) or clauses (i) or (iii) of Section 3.2(b) of the Representation, Warranty and Indemnity Agreement.

Governmental Entity: Means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

Hazardous Material: Means any substance:

(i) the presence of which requires investigation or remediation under any Environmental Law action or policy, administrative request or civil complaint under the foregoing or under common law; or

(ii) which is controlled, regulated or prohibited under any Environmental Law as in effect as of the Closing Date, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.); or

(iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and as of the Closing Date is regulated by any Governmental Entity; or

(iv) the presence of which on, under or about, a Property poses a hazard to the health or safety of persons on or about such Property; or

(v) which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs) or asbestos or asbestos-containing materials or urea formaldehyde foam insulation; or

(vi) radon gas.

Indemnifying Party: Means any party required to indemnify any other party under Section 3.2 of this Exhibit C.

Knowledge: Means, with respect to each Contributor, the actual knowledge, without inquiry or duty of inquiry, of any of the following persons: Richard Fried.

Liens: Means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any obligations under capital leases having substantially the same economic effect as any of the foregoing).

Exhibit C-2

Permitted Encumbrances: Means:

(a) Liens securing Taxes, the payment of which (i) is not delinquent or (ii) is actively being contested in good faith by appropriate proceedings diligently pursued and is appropriately reserved for in accordance with generally accepted accounting principles;

(b) Zoning laws and ordinances applicable to the Properties which are not violated by the existing structures or present uses thereof or the transfer of the Properties;

(c) Liens imposed by laws, such as carriers’, warehousemen’s and mechanics’ liens, and other similar liens arising in the ordinary course of business which secure payment of obligations arising in the ordinary course of business not more than 60 days past due or which are being contested in good faith by appropriate proceedings diligently pursued;

(d) any exceptions contained in the marked-up Title Commitments or Proforma title insurance policies identified in Schedule 1 to the Disclosure Schedule (collectively, the “Title Commitments”) for purposes of the conditions to closing in Section 2.1(a) of the Agreement, and any exceptions contained in the Title Policies for all other purposes under the Agreement or this Exhibit C; and

(e) the Liens of all Existing Loan Documents.

Person: Means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

Prospectus: Means the Company’s final prospectus, as delivered to investors in the Public Offering (including, without limitation, the pro forma financial statements contained therein and any matters for which a reserve has been established as reflected in such pro forma financial statements).

REIT Shares: Shall have the meaning set forth in the OP Agreement.

Release: Shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at 42 U.S.C. Section 9601(22), but not including the exclusions identified in that definition, at subparts (A) through (D).

Tax or Taxes: Means any federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Return: Means any return, declaration, report, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE 2 — REPRESENTATIONS AND WARRANTIES

OF CONTRIBUTORS

Except as set forth in the Disclosure Schedule or the Prospectus, each Contributor, severally, and not jointly or jointly and severally, represents and warrants to the Operating Partnership and the Company

Exhibit C-3

as set forth below in this Article 2, which representations and warranties are true and correct as of the date hereof and will (except to the extent expressly relating to a specified date) be true and correct as of the date of Closing:

2.1 Organization; Authority; Qualification. Such Contributor has been duly formed, and is validly existing and in good standing under the laws of the jurisdiction of its formation. Such Contributor has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. Each Entity owned by such Contributor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation and each such Entity has the requisite power and authority to carry on its business as it is presently conducted and, to the extent required under applicable law, is qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its property make such qualification necessary, except where failure to be so qualified would not have a Material Adverse Effect. Such Contributor has made available to the Operating Partnership true and correct copies of the organizational documents of each Entity owned by such Contributor, with all amendments as in effect on the date of this Agreement (collectively, the “Organizational Documents”). Schedule 2.1 of the Disclosure Schedule lists each Entity owned by such Contributor, its jurisdiction of formation and each partner, member or other equity owner of such Entity as of the date hereof.

2.2 Due Authorization. The execution, delivery and performance of the Agreement by such Contributor has been duly and validly authorized by all necessary action of such Contributor and its members or partners. The Agreement and each agreement, document and instrument executed and delivered by or on behalf such Contributor pursuant to the Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of such Contributor, each enforceable against such Contributor in accordance with its terms, as such enforceability may be limited by bankruptcy or the application of equitable principles.

2.3 Consents and Approvals. Except as shall have been satisfied prior to the Closing Date and as set forth in Schedule 2.3 to the Disclosure Schedule, as of the date hereof, no consent, waiver, approval or authorization of any third party or Governmental Entity is required to be obtained by such Contributor or any Entity owned by such Contributor in connection with the execution, delivery and performance of the Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals or authorizations, the failure of which to obtain would not have a Material Adverse Effect.

2.4 Ownership of the Partnership Interests; Contributed Assets.

(a) Except as set forth in Schedule 2.4 to the Disclosure Schedule, the Partnership Interests and Property Interests listed on Exhibit A-1 attached hereto constitute all of the issued and outstanding equity interests in the Partnerships, the Entities and the Properties being contributed by such Contributor, and such interests are owned (directly or indirectly) by the Contributors that are contributing the same pursuant to the Agreement. Except as set forth in Schedule 2.4 to the Disclosure Schedule, such Contributor is the sole owner of the Partnership Interests being contributed by it, beneficially and of record, free and clear of any Liens of any nature and has full power and authority to convey the Partnership Interests, free and clear of any Liens, and, upon delivery of consideration for such Partnership Interests as herein provided, the Operating Partnership will acquire good title thereto, free and clear of any Liens other than any liens arising through the Operating Partnership. Except as set forth in

Exhibit C-4

Schedule 2.4 to the Disclosure Schedule, there are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Partnership Interests to be contributed by such Contributor or any equity interest in any related Entity that will be in effect as of the Closing.

(b) Except as set forth in Schedule 2.4 to the Disclosure Schedule, such Contributor or the relevant Entity, as applicable, is the sole owner of the Contributed Assets, if applicable, and has full power and authority to convey the Contributed Assets, if any. Other than the Excluded Assets, the applicable Partnership Interests, Property Interests, Contributed Assets and Assumed Agreements constitute all assets, rights, interests, and property interests owned by such Contributor related to the Properties. Other than the ownership interests listed on Schedule 2.4, no Entity in which such Contributor holds an interest to be contributed hereunder holds any equity ownership interest in, or any note, stock or other security of, any other partnership, limited liability company or other entity. Except as set forth in Schedule 2.4 to the Disclosure Schedule, no person or entity holds any rights granted by such Contributor or any affiliate thereof to purchase or otherwise acquire all or any portion of the Properties (or interest therein) that will be in effect as of the Closing, including pursuant to any purchase agreement, option, right of first offer, right of first refusal, gift or other agreement.

2.5 No Violation. Except as shall have been cured to the satisfaction of the Operating Partnership, consented to or waived in writing by the Operating Partnership prior to the Closing Date or as set forth in Schedule 2.5 to the Disclosure Schedule, none of the execution, delivery or performance of the Agreement, any agreement contemplated thereby and the transactions contemplated hereby and thereby does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right adverse to the Operating Partnership of (A) the organizational documents, including the operating agreement, if any, of such Contributor or any of the Entities in which such Contributor holds an interest to be contributed hereunder, (B) any agreement, document or instrument to which such Contributor is a party or by which such Contributor or any Entity in which such Contributor holds an interest to be contributed hereunder, or the Partnership Interests, Property Interests or the Contributed Assets to be contributed thereby, are bound, or (C) any term or provision of any judgment, order, writ, injunction, or decree, or require any approval, consent or waiver of, or make any filing with, any person or Governmental Entity or foreign, federal, state, local or other law binding on such Contributor or the Entities in which such Contributor holds an interest to be contributed hereunder, or by which such Contributor, Entity or any of their assets or properties (including the Contributed Assets) are bound or subject; provided in the case of (B) and (C) above, unless any such violation, conflict, breach, default or right would not have a Material Adverse Effect.

2.6 Non-Foreign Status. Such Contributor is a United States person (as defined in Section 7701(a)(30) of the Code), and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements. Such Contributor will provide affidavits at the Closing to this effect as provided for in Section 2.3(e) of the Agreement.

2.7 Withholding. Such Contributor shall execute at Closing such certificates or affidavits reasonably necessary to document the inapplicability of any United States federal or state withholding provisions, including without limitation those referred to in Section 2.6 above. If such Contributor (or any Nominee) fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of any payments otherwise to be made to such Contributor (or such Nominee) as required by the Code or applicable state law. To the extent amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Contributor.

Exhibit C-5

2.8 Investment Purposes. Such Contributor acknowledges its understanding that the offering and issuance of Common Stock and the OP Units to be acquired by it or its Nominees pursuant to the Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”) and that the Operating Partnership’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of such Contributor contained herein. In furtherance thereof, such Contributor, severally, and not jointly or jointly and severally, represents and warrants to the Company and the Operating Partnership as follows:

2.8.1 Investment. Such Contributor is acquiring Common Stock and/or OP Units solely for its own account (or, if applicable, to be transferred to its Nominees) for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of any thereof. Such Contributor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (hereinafter, “Transfer”) any of the Common Stock and/or OP Units, as applicable, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for such Contributor (which counsel shall be reasonably acceptable to the Operating Partnership, it being agreed that Richards, Kibbe & Orbe LLP is acceptable to the Operating Partnership) shall have furnished the Operating Partnership with an opinion, reasonably satisfactory in form and substance to the Operating Partnership, to the effect that no such registration is required because of the availability of an exemption from registration under the Act, or (iii) the Transfer is otherwise permitted by the OP Agreement. The term “Transfer” shall not include any redemption or exchange of the OP Units for REIT Shares pursuant to Section 8.6 of the OP Agreement. Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the OP Agreement.

2.8.2 Knowledge. Such Contributor is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the Federal securities laws and as described in the Agreement. Such Contributor is able to bear the economic risk of holding the Common Stock and/or OP Units for an indefinite period and is able to afford the complete loss of its investment in the Common Stock and/or OP Units, as applicable (to the extent any such Common Stock and/or OP Units are retained by such Contributor); such Contributor has received and reviewed all information and documents about or pertaining to the Company, the Operating Partnership, the business and prospects of the Company and the Operating Partnership and the issuance of the Common Stock and/or OP Units, as applicable, as such Contributor deems necessary or desirable, has had cash flow and operations data for the Properties made available by the Operating Partnership upon request and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company, the Operating Partnership, the Properties, the business and prospects of the Company and the Operating Partnership and the Common Stock and/or OP Units, as applicable, which such Contributor deems necessary or desirable to evaluate the merits and risks related to its investment in the Common Stock and/or OP Units, as applicable, and to conduct its own independent valuation of the Properties. Such Contributor (or each of its constituent equity owners) has reviewed with its legal counsel and tax advisors the forms of the Articles of Amendment and Restatement, Amended and Restated Bylaws of the Company, the form of which is attached to the Agreement as Appendix C (the “Amended and Restated Bylaws”), and the OP Agreement.

2.8.3 Holding Period. Such Contributor acknowledges that it has been advised that (i) the OP Units are not redeemable or exchangeable for REIT Shares for a minimum of fourteen (14) months, (ii) the Common Stock and OP Units issued pursuant to the Agreement, and any REIT Shares issued in exchange for, or in respect of a redemption of, any OP Units, are “restricted securities” (unless

Exhibit C-6

registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and such Contributor understands that the Operating Partnership has no obligation or intention to register any OP Units and the Company has no obligation to register such Contributor’s Common Stock, if applicable, except to the extent set forth in the Registration Rights Agreement; accordingly, such Contributor may have to bear indefinitely, the economic risks of an investment in such Common Stock and/or OP Units (to the extent any such Common Stock and/or OP Units are retained by such Contributor), (iii) a restrictive legend in the form hereafter set forth shall be placed on the Share Certificates and OP Unit Certificates (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), and (iv) a notation shall be made in the appropriate records of the Operating Partnership and the Company indicating that the Common Stock and OP Units (and any REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed) are subject to restrictions on transfer.

2.8.4 Accredited Investor. Such Contributor is an “accredited investor” (as such term is defined in Rule 501 (a) of Regulation D under the Act). Such Contributor has previously provided the Operating Partnership and the Company with a duly executed Accredited Investor Questionnaire. No event or circumstance has occurred since delivery of such Contributor’s Questionnaire to make the statements contained therein false or misleading.

2.8.5 Legend. Each OP Unit Certificate, if any, issued pursuant to the Agreement (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed), unless registered in accordance with applicable U.S. securities laws, shall bear the following legend:

The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state and may not be sold, transferred or otherwise disposed of in the absence of such registration, unless, except in limited circumstances, the transferor delivers to the company an opinion of counsel satisfactory to the company, to the effect that the proposed sale, transfer or other disposition may be effected without registration under the Act and under applicable state securities or “Blue Sky” laws;

In addition to the foregoing legend, each Share Certificate issued pursuant to this Agreement (and any certificates representing REIT Shares for which OP Units may, in certain circumstances, be exchanged or redeemed) shall also bear a legend which generally provides the following:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than

Exhibit C-7

100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership set forth in (i) through (iii) above are violated, the shares of Capital Stock represented hereby will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may take other actions, including redeeming shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

2.9 No Brokers. Except as set forth in Schedule 2.9 to the Disclosure Schedule, neither such Contributor nor any of its officers, directors or employees, to the extent applicable, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Company, the Operating Partnership or any of their affiliates (including any of the Partnerships and/or Entities) to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by the Agreement.

2.10 Solvency. Assuming the accuracy of the Company’s and the Operating Partnership’s representations and warranties, such Contributor will be solvent immediately following the transfer of its Partnership Interests and the Contributed Assets to the Operating Partnership.

2.11 Intentionally omitted.

2.12 Intentionally omitted.

2.13 Intentionally omitted.

2.14 Intentionally omitted.

2.15 Intentionally omitted.

2.16 Intentionally omitted.

2.17 Intentionally omitted.

2.18 Intentionally omitted.

2.19 Intentionally omitted.

2.20 Intentionally omitted.

2.21 Intentionally omitted.

2.22 Intentionally omitted.

Exhibit C-8

2.23 Intentionally omitted.

2.24 Intentionally omitted.

2.25 Intentionally omitted.

2.26 Intentionally omitted.

2.27 Intentionally omitted.

2.28 Exclusive Representations. Except as set forth above in this Exhibit C, such Contributor makes no representation or warranty of any kind, express or implied, in connection with all or any of the Properties, the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Agreements, the Assumed Liabilities or any Entity, and each of the Operating Partnership and the Company acknowledges that it has not relied upon any other such representation or warranty. Except as set forth in Section 3.2(e) of the Agreement, such Contributor acknowledges that no representation or warranty has been made by the Company or the Operating Partnership with respect to the legal and tax consequences of the transfer to the Operating Partnership of such Contributor’s Property, Partnership Interests, Property Interests, the Contributed Assets, Assumed Agreements, or Assumed Liabilities, nor with respect to such Contributor’s or its Nominees’ receipt of shares of Common Stock and/or OP Units as consideration therefor. Such Contributor acknowledges that it has not relied upon any other such representation or warranty.

ARTICLE 3 — INDEMNIFICATION

3.1 Survival Of Representations And Warranties; Remedy For Breach.

(a) Subject to Section 3.7 of this Exhibit C, all representations and warranties contained in this Exhibit C (as qualified by the Disclosure Schedule) or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to the Agreement shall survive the Closing.

(b) Notwithstanding anything to the contrary in the Agreement or this Exhibit C, following the Closing and issuance of Common Stock and/or OP Units to the Nominees, no Contributor shall be liable under this Exhibit C or the Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Exhibit C or the Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant thereto, it being understood and agreed by the parties that any such liability shall be the responsibility of the Nominees pursuant to and in accordance with the terms of the Representation, Warranty and Indemnity Agreement, which, except as provided in Sections 8.13, 8.14 and 8.15 of the Agreement, shall be the sole and exclusive remedy with respect thereto. In furtherance of the foregoing provision relating to exclusive remedy, each of the Operating Partnership and the Company hereby expressly waives any rights or claims it may have to pursue any remedy against the Contributors or any of their affiliates (other than the Nominees) following the Closing and issuance of Common Stock and/or OP Units to the Nominees, whether under statute or common law, including, without limitation, any rights arising under any Environmental Law, other than as provided in Sections 8.13, 8.14 and 8.15 of the Agreement. In no event shall the constituent members, partners, employees, officers, directors, managers, advisers, agents or representatives of any Contributor (other than the Nominees), or of any Entity other than the Contributors, be liable for monetary damages (or otherwise) for any breach of any of the representations, warranties, covenants and obligations contained in this Exhibit C or the Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by such Contributor or Entity pursuant thereto.

-

Exhibit C-9

EXHIBIT D

TO

CONTRIBUTION AGREEMENT

TOTAL CONSIDERATION TO BE RECEIVED FOR SUNSET GOWER STUDIOS

The Total Consideration to be received by the Nominees of SGS set forth below, in exchange for the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements related to the Property described as “Sunset Gower Studios,” including the Technicolor Building and 6060 Sunset Boulevard, shall be the number of shares of Common Stock and/or OP Units determined by reference to the formulas set forth below (subject to any adjustments to such Total Consideration pursuant to the Agreement, including, without limitation, Sections 1.8 and 2.6(e)). Ratable adjustments will be made to such formulas in the event of any split, reverse split or other similar adjustment to the Common Stock and OP Units prior to or in connection with the Closing.

	SHARES OF COMMON STOCK	OP UNITS
Farallon Capital Partners, L.P.	[332,713 – (0.25 * (1,945,231 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price), but not less than 0 shares	[998,139 – (0.75 * (1,945,231 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not less than 0 OP Units

Farallon Capital Institutional Partners, L.P.	[1,750,708 + (1,750,708 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 2,948,475 shares.

Farallon Capital Institutional Partners III, L.P.	[194,523 + (194,523 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 327,608 shares.

Exhibit D-1

TOTAL CONSIDERATION TO BE RECEIVED FOR SUNSET BRONSON STUDIOS

The Total Consideration to be received by the Nominees of SGS set forth below, in exchange for the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements related to the Property described as “Sunset Bronson Studios,” including the Main Lot, the KTLA Building, Lot A and Lot D, shall be the number of shares of Common Stock and/or OP Units determined by reference to the formulas set forth below (subject to any adjustments to such Total Consideration pursuant to the Agreement, including, without limitation, Sections 1.8 and 2.6(e)). Ratable adjustments will be made to such formulas in the event of any split, reverse split or other similar adjustment to the Common Stock and OP Units prior to or in connection with the Closing.

	SHARES OF COMMON STOCK	OP UNITS
Farallon Capital Partners, L.P.	[227,896 – (0.25 * (1,332,412 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price), but not less than 0 shares	[683,689 – (0.75 * (1,332,412 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not less than 0 OP Units

Farallon Capital Institutional Partners, L.P.	[1,199,171 + (1,199,171 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 2,019,597 shares.

Farallon Capital Institutional Partners III, L.P.	[133,241 + (133,241 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 224,400 shares.

Exhibit D-2

TOTAL CONSIDERATION TO BE RECEIVED FOR CITY PLAZA

The Total Consideration to be received by the Nominees of HFOP set forth below, in exchange for the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements related to the Property described as “City Plaza,” shall be the number of shares of Common Stock and/or OP Units determined by reference to the formulas set forth below (subject to any adjustments to such Total Consideration pursuant to the Agreement, including, without limitation, Sections 1.8 and 2.6(e)). Ratable adjustments will be made to such formulas in the event of any split, reverse split or other similar adjustment to the Common Stock and OP Units prior to or in connection with the Closing.

	SHARES OF COMMON STOCK	OP UNITS
Farallon Capital Partners, L.P.	[227,903 – (0.25 * (1,106,796 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price), but not less than 0 shares	[683,708 – (0.75 * (1,106,796 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not less than 0 OP Units

Farallon Capital Institutional Partners, L.P.	[1,018,252 + (1,018,252 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 1,856,934 shares.

Farallon Capital Institutional Partners III, L.P.	[88,544 + (88,544 * ($20 – Initial Public Offering Price)) / Initial Public Offering Price)], but not more than 161,473 shares.

Exhibit D-3

TOTAL CONSIDERATION TO BE RECEIVED FOR SOMA SQUARE

The Total Consideration to be received by the Nominees of Soma Square set forth below, in exchange for the Partnership Interests, the Property Interests, the Contributed Assets, the Assumed Liabilities and the Assumed Agreements related to the Property described as “Soma Square,” shall be the number of shares of Common Stock and/or OP Units equal to the value of the Total Consideration set forth below (subject to any adjustments to such Total Consideration pursuant to the Agreement, including, without limitation, Sections 1.8 and 2.6(e)), in each case divided by the initial public offering price of the Common Stock:

	VALUE OF SHARES OF COMMON STOCK	VALUE OF OP UNITS
Farallon Capital Partners, L.P.	$621,092	$1,863,277
Farallon Capital Institutional Partners, L.P.	$4,900,017
Farallon Capital Institutional Partners III, L.P.	$1,075,614

Total	$6,596,723	$1,863,277

No fractional shares of Common Stock or fractional OP Units shall be issued in connection with the Formation Transactions. All fractional shares of Common Stock or fractional OP Units that a holder of Common Stock or OP Units would otherwise be entitled to receive as a result of the Formation Transactions shall be rounded up to the nearest whole number of shares of Common Stock or whole number of OP Units, respectively.

THE CALCULATION OF THE TOTAL CONSIDERATION DELIVERABLE AT CLOSING PURSUANT TO THIS EXHIBIT D SHALL BE PERFORMED IN GOOD FAITH BY THE OPERATING PARTNERSHIP AND IN ACCORDANCE WITH THE CONTRIBUTION AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AGREEMENT, EACH CONTRIBUTOR, ON BEHALF OF ITSELF AND ITS NOMINEES, AGREES THAT THE CALCULATION OF TOTAL CONSIDERATION DELIVERABLE AT CLOSING SHALL BE FINAL AND BINDING UPON SUCH CONTRIBUTOR AND ITS NOMINEES, ABSENT MANIFEST ERROR. EACH CONTRIBUTOR SHALL NOTIFY THE OPERATING PARTNERSHIP IN WRITING OF ANY ALLEGED MANIFEST ERROR WITHIN 48 HOURS OF RECEIPT OF THE OPERATING PARTNERSHIP’S CALCULATION OF THE TOTAL CONSIDERATION DELIVERABLE AT CLOSING. EACH CONTRIBUTOR, ON BEHALF OF ITSELF AND ITS NOMINEES, HEREBY IRREVOCABLY WAIVES ANY AND ALL CLAIMS RELATING TO THE CALCULATION OF THE TOTAL CONSIDERATION DELIVERABLE AT CLOSING, OTHER THAN AS SPECIFIED IN SUCH NOTICE SETTING FORTH THE ALLEGED MANIFEST ERROR.

Exhibit D-4

EXHIBIT E

TO

CONTRIBUTION AGREEMENT

INTENTIONALLY OMITTED

EXHIBIT F

TO

CONTRIBUTION AGREEMENT

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT G

TO

CONTRIBUTION AGREEMENT

FORM OF LOCK-UP AGREEMENT

EXHIBIT H

TO

CONTRIBUTION AGREEMENT

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of [    ], 2010, is entered into by and between Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership” or the “Pledgee”), and [            ] (the “Pledgor”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Nominee Agreement (as defined below).

WHEREAS, Hudson Pacific Properties, Inc. (the “Company”) is the sole general partner of the Operating Partnership;

WHEREAS, pursuant to that certain Contribution Agreement, dated as of February 15, 2010, by and among the Operating Partnership, the Company and the Contributors named therein (the “Contribution Agreement”), the Pledgor’s Related Contributors identified therein are contributing their Property Interests or their interests in the Participating Partnerships to the Operating Partnership in exchange for cash, shares of Common Stock and/or OP Units;

WHEREAS, pursuant to that certain Representation, Warranty and Indemnity Agreement, dated February 15, 2010, between the Operating Partnership, the Company and the Nominees (including the Pledgor) named therein (the “Nominee Agreement”), the Pledgor has agreed to indemnify the Operating Partnership and the Company (each, an “Indemnified Party”), as provided and subject to the limitations expressed in Article III of the Nominee Agreement, for certain Losses asserted during the Survival Period (as hereinafter defined). The Pledgor’s obligations (i) so to indemnify the Indemnified Parties for Losses in accordance with Article III of the Nominee Agreement and (ii) to perform its obligations hereunder are referred to herein collectively as the “Secured Obligations”; and

WHEREAS, in order to secure the full and timely performance of the Secured Obligations pursuant to the Nominee Agreement, the Pledgor has agreed to pledge and grant to the Pledgee for the Pledgee’s own benefit and the benefit of each Indemnified Party, a lien and security interest in, to and under a number of shares of Common Stock and/or OP Units having a value equal to ten percent (10%) of such Pledgor’s Total Consideration, based on the price per share of common stock in the initial public offering, as more fully described on Exhibit A attached hereto (the “Pledged Interests”), such pledge, lien and security interest to remain in effect during the Pledge Period (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Grant of Security Interest. As collateral security for the payment, performance and observance of the Secured Obligations, now existing or hereafter arising, absolute or contingent, whether or not due and payable, the Pledgor pledges to the Pledgee, for its own benefit and for the benefit of each Indemnified Party, and grants to the Pledgee, for its own benefit and the benefit of each Indemnified Party, a security interest in the following property (collectively, the “Collateral”):

(a) the Pledged Interests, as more particularly described in Exhibit A attached hereto;

(b) any additional partnership interests in the Operating Partnership (“Partnership Interests”) and/or obligations of the Operating Partnership that may at any time hereafter be acquired by any Pledgor in respect of the Pledged Interests and, if any, the certificates or other instruments or documents evidencing the same;

(c) all rights of Pledgor in and to all distributions in kind declared in respect of any or all of the foregoing; and

(d) all proceeds and profits of any or all of the foregoing.

2. Delivery of Certificates and Instruments. The Pledgor shall deliver to the Pledgee: (a) the original certificates or other instruments or documents evidencing the Pledged Interests concurrently with the execution and delivery of this Agreement, and (b) the original certificates or other instruments or documents evidencing all other Collateral (except for Collateral that this Agreement specifically permits the Pledgor to retain) within ten (10) days after a Pledgor’s receipt thereof. All Collateral that is certificated securities shall be in bearer form or, if in registered form, shall be issued in the name of the Pledgee or endorsed to the Pledgee or in blank.

3. Pledgor Remain Liable. Notwithstanding anything herein to the contrary: (a) the Pledgor shall remain obligated, to the extent set forth in the agreements (including, without limitation, the partnership agreement of Operating Partnership (the “OP Agreement”)) under which it has received, or has rights or obligations in respect of its ownership of, the Pledged Interests (“Related Agreements”) to perform its duties and obligations thereunder to the same extent as if this Agreement had not been executed; (b) the exercise by the Pledgee of any of its rights hereunder shall not release the Pledgor from any of its duties or obligations under the Related Agreements, except to the extent that such duties and obligations may have been terminated by reason of a sale, transfer or other disposition of the Collateral pursuant hereto; and (c) the Pledgee shall not by reason of this Agreement have any obligations or liabilities under the Related Agreements, nor shall the Pledgee be obligated to perform any of the obligations or duties of the Pledgor under the Related Agreements or to take any action to collect or enforce any claim for payment assigned hereunder.

4. Representations, Warranties and Covenants. The Pledgor represents, warrants and covenants, as of the date hereof (for itself and not jointly or jointly and severally with any other Person), as follows:

(a) Set forth on Exhibit A attached hereto is a complete and accurate list and description of all Pledged Interests delivered by Pledgor. Pledgor owns, directly or indirectly, all of such Pledged Interests, free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever, except in favor of the Pledgee. All other

Collateral hereafter delivered by the Pledgor to the Pledgee will be owned, directly or indirectly, by the Pledgor free and clear of all claims, mortgages, pledges, liens, encumbrances and security interests of every nature whatsoever, except in favor of the Pledgee.

(b) With respect to the Pledgor, the address of its chief executive office and principal place of business, and the location of its books and records relating to the Collateral, is set forth in Section 21 hereof. Pledgor will not change said address or location, or merge or consolidate with any person or change its name, without at least fifteen (15) days’ prior written notice to the Pledgee, and with respect to any such change in address or name or merger or consolidation, Pledgor shall execute and deliver to the Pledgee such documents and take such actions as the Pledgee reasonably deems necessary to perfect and protect the Pledgee’s security interests in and to the Collateral.

(c) During the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period (as defined below)), the Pledgor will not create, incur, assume or permit to exist any security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral (as defined below)) other than the security interest created pursuant to this Agreement or sell, transfer, assign, pledge or grant a security interest in the Collateral (or during such Extended Pledge Period, the Retained Collateral) to any person other than the Pledgee.

(d) The Pledged Interests that are Collateral hereunder are fully paid and are not subject to any options to purchase or similar rights of any kind granted by the Pledgor in favor of any Person, except pursuant to the terms of the OP Agreement.

(e) The Pledgor is a [            ] duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own its properties and to carry on its business as currently conducted.

(f) The Pledgor has the requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement, and has taken all necessary action to authorize such execution, delivery and performance.

(g) This Agreement constitutes the legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by the application of general equitable principles.

(h) The Pledgor’s execution, delivery and performance of this Agreement will not violate (as applicable) any law or regulation, or any order or decree of any court or governmental instrumentality, or any provision of the certificate of formation or limited liability company operating agreement of, or any securities issued by, the Pledgor, and will not conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or other instrument to which the Pledgor is a party or by which it is bound, and will not result in the creation or imposition of any lien, charge or encumbrance upon any of the property of the Pledgor pursuant to the provisions of any of the foregoing.

(i) No consent of any other Person (including, without limitation, as applicable, members and creditors of the Pledgor) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental instrumentality is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, except for the filing of any financing statements required or contemplated hereunder.

(j) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in such Collateral to the extent such interest can be created pursuant to the California Uniform Commercial Code, subject to any filings or actions required pursuant to the California Uniform Commercial Code or otherwise.

(k) During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take commercially reasonable actions to defend the Pledgee’s security interest in the Collateral (or, during such Extended Pledge Period, the Retained Collateral) against the claims and demands of all Persons whomsoever.

(l) During the Pledge Period (and any Extended Pledge Period, if and to the extent applicable), the Pledgor will take any and all commercially reasonable actions necessary to maintain its status as a limited partner of the Operating Partnership and the limited liability represented by the Pledged Interests.

(m) During the Pledge Period, the Pledgor will not enter into or assume any other agreement containing a negative pledge with respect to the Collateral (or, during any Extended Pledge Period, if and to the extent applicable, with respect to the Retained Collateral).

5. Registration. At any time and from time to time during the Pledge Period, the Pledgee may cause all or any of the Collateral to be transferred to or registered in its name or the name of its nominee or nominees.

6. Claims; Value of Collateral.

(a) Any claims by an Indemnified Party shall be made in accordance with Article III of the Nominee Agreement. On or prior to the first (1st) anniversary of the Closing (the “Survival Period”), an Indemnified Party may give notice (a “Claim Notice”) to the Pledgor of any Loss that is subject to indemnification under Article III of the Nominee Agreement.

(b) The value of Collateral (the “Value”) shall be determined as follows: (i) with respect to Collateral consisting of Common Stock and OP Units, an amount equal to the initial public offering price of shares of the Company’s common stock multiplied by the number of shares of Common Stock and OP Units; and (ii) for all other Collateral, the fair market value of such Collateral as determined by directors of the Company who meet the New York Stock Exchange standards of independence for directors, as determined by the Board of Directors of the Company (the “Independent Directors”).

7. Voting Rights and Certain Payments Prior to Occurrence of Secured Obligations and Other Events.

(a) Until Collateral may be applied to satisfy a Secured Obligation hereunder, the Pledgor shall be entitled to exercise, in its sole discretion but not inconsistent with the terms hereof, the voting power with respect to any such Collateral, and for that purpose the Pledgee shall (if such Collateral shall be registered in the name of the Pledgee or its nominee) execute or cause to be executed from time to time, at the expense of the Pledgor, such proxies or other instruments in favor of the Pledgor or its nominee in such form and for such purposes as shall be reasonably required and specified in writing by the Pledgor, to enable the Pledgor to exercise such voting power with respect to such Collateral.

(b) Until the Independent Directors of the Company reasonably determine that the outstanding Claims asserted by the Indemnified Parties in one or more Claim Notices may equal or exceed the value of the Collateral then available to satisfy such Claims, the Pledgor shall be entitled to receive and retain for its own account any and all regular cash distributions (but not distributions in the form of Partnership Interests or other securities, distributions in kind or liquidating distributions, all of which shall be delivered and applied in accordance with Section 8 hereof) and interest at any time and from time to time paid upon any of such Collateral.

(c) Notwithstanding anything contained in this Agreement to the contrary, except with the prior consent of the Pledgee, until such time as the Pledge Period has expired, the Pledgor shall not have the right to exercise any of its redemption rights under Section 15.1 of the OP Agreement with respect to any Pledged Interests.

8. Extraordinary Payments and Distributions. In case, upon the dissolution or liquidation (in whole or in part) of the Operating Partnership, any sum shall be paid as a liquidating distribution or otherwise upon or with respect to any of the Collateral, such sum shall be paid over to the Pledgee promptly, and in any event within ten days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder. In case any distribution of Partnership Interests shall be made with respect to the Collateral, or Partnership Interests or fractions thereof shall be issued pursuant to any split involving any of the Collateral, or any distribution of capital shall be made on any of the Collateral, or any partnership interests, shares, obligations or other property shall be distributed upon or with respect to the Collateral pursuant to a recapitalization or reclassification of the capital of the Operating Partnership, or pursuant to the dissolution, liquidation (in whole or in part), bankruptcy or reorganization of the Operating Partnership, or pursuant to the merger or consolidation of the Operating Partnership with or into another entity, the partnership interests, shares, obligations or other property so distributed shall be delivered to the Pledgee promptly, and in any event within ten days after receipt thereof, to be held by the Pledgee as additional Collateral hereunder, and all of the same (other than cash) shall constitute Collateral for all purposes hereof.

9. Pledgor Obligations Not Affected. The obligations of the Pledgor hereunder shall remain in full force and effect and shall not be impaired by:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;

(b) any amendments to or modifications of any instrument (other than this Agreement) securing any of the Secured Obligations;

(c) the taking of additional security for, or any guaranty of, any of the Secured Obligations or the release or discharge or termination of any security or guaranty for any of the Secured Obligations; or

(d) the lack of enforceability of any of the Secured Obligations against the Pledgor or any other person, whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

10. Voting Rights and Certain Payments After Occurrence of Secured Obligation and Certain Other Events.

(a) At such time that Collateral may be applied to satisfy a Secured Obligation hereunder, all rights of the Pledgor to exercise or refrain from exercising all voting power with respect to such Collateral and to otherwise exercise all ownership rights arising from such Collateral shall cease, and thereupon the Pledgee shall be entitled to exercise all voting power with respect to such Collateral and otherwise exercise such ownership rights as though the Pledgee were the outright owner of such Collateral. In the event that the Independent Directors of the Company reasonably determine that the outstanding claims asserted by the Indemnified Parties in one or more Claim Notices may equal or exceed the value of the Collateral then available to satisfy such claims, the Pledgor shall no longer be the owner of such Collateral for tax purposes and all rights of the Pledgor to receive and retain the distributions and interest which it would otherwise be authorized to receive and retain pursuant to Section 7 hereof shall cease, and thereupon the Pledgee shall be entitled to receive and retain, as additional Collateral hereunder, any and all distributions and interest at any time and from time to time paid upon any of such Collateral, provided that, concurrent with making such determination, the Pledgee gives notice thereof to the Pledgor. Upon receipt of any such notice, the Pledgor may submit the matter to arbitration in accordance with the Dispute Resolution Provisions (as defined below), and the decision of the arbitrators as to the retention of any such distributions and interest shall be final and binding between the parties and shall be enforceable in any court of competent jurisdiction.

(b) All payments, distributions or other property or assets that are received by the Pledgor contrary to the provisions of paragraph (a) of this Section 10 shall be received and held in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor and shall be forthwith paid over to the Pledgee.

11. Application of Cash Collateral. Any cash received and retained by the Pledgee as additional Collateral pursuant to Section 8 hereof may at any time and from time to time be applied (in whole or in part) by the Pledgee, at its option, to the payment of the Secured Obligations which such Collateral secures (in such order as the Pledgee shall in its sole discretion determine), if and to the extent any such payment is required hereunder.

12. Application of Proceeds. Except as otherwise expressly provided herein, any cash received and retained pursuant to Section 8 hereof shall be applied by the Pledgee: first to the payment in full of the Secured Obligations, if and to the extent any such payment is required hereunder; and then, to the payment to the Pledgor, or its successors or assigns or as a court of competent jurisdiction may direct, of any surplus then remaining.

13. Remedies With Respect to the Collateral.

(a) Subject to the rights of the Pledgor to submit the matter to arbitration in accordance with the Dispute Resolution Provisions, if the Pledgor fails to pay or perform any Secured Obligation when due, the Pledgee, without obligation to resort to other security, shall have the right at any time and from time to time to receive all or any part of Collateral with a Value equal to the amount of such Secured Obligation, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof.

(b) Notwithstanding anything to the contrary in this Agreement (or the Nominee Agreement or the Contribution Agreement), the sole recourse of the Pledgee against the Pledgor for the Secured Obligations and the obligations of the Pledgor under this Agreement is limited to the rights of the Pledgor in any such Collateral that is applied to satisfy a Secured Obligation.

(c) No demand, advertisement or notice, all of which are hereby expressly waived, shall be required in connection with any transfer of Collateral to the Pledgee pursuant to this Agreement.

(d) Subject to the provisions of Section 13(b), the remedies provided herein in favor of the Pledgee shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Pledgee existing at law or in equity.

(e) Pledgor and Pledgee agree to treat any application of Pledged Interests or other Collateral in discharge of any Secured Obligations as a non-taxable adjustment to the portion of the consideration received by the Pledgor pursuant to the Contribution Agreement in the form of Partnership Units unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended.

14. Care of Collateral. The Pledgee shall have no duty as to the collection or protection of the Collateral or any income thereon or as to the preservation of any rights pertaining thereto, beyond the safe custody of any thereof actually in its possession. With respect to any maturities, calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any of the Collateral (herein called “events”), the Pledgee’s duty shall be fully satisfied if (i) the Pledgee exercises reasonable care to ascertain the occurrence and to give reasonable notice to the Pledgor of any events applicable to any Collateral which are registered and held in the name of the Pledgee or its nominee, (ii) the Pledgee gives the Pledgor reasonable notice of the occurrence of any events, of which the Pledgee has received actual knowledge, as to any securities which are in bearer form or are not registered and held in the name of the Pledgee or its nominee (the Pledgor agreeing to give the Pledgee reasonable notice of the occurrence of any events applicable to any securities in the possession of the Pledgee of which the Pledgor have received knowledge), and (iii) (a) the Pledgee endeavors to take such action with respect to any of the events as the Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or (b) if the Pledgee reasonably determines that the action requested might adversely affect the value of the Collateral, the collection of the Secured Obligations, or otherwise prejudice the interests of the Pledgee, the Pledgee gives reasonable notice to the Pledgor that any such requested action will not be taken and if the Pledgee makes such determination or if the Pledgor fails to make such timely request, the Pledgee takes such other action as it deems advisable in the circumstances. Except as hereinabove specifically set forth, the Pledgee shall have no further obligation to ascertain the occurrence of, or to notify the Pledgor with respect to, any events and shall not be deemed to assume any such further obligation as a result of the establishment by the Pledgee of any internal procedures with respect to any Collateral in its possession. Except for any claims, causes of action or demands arising out of the Pledgee’s failure to perform its agreements set forth in this Section, the Pledgor releases the Pledgee from any claims, causes of action and demands at any time arising out of or with respect to this Agreement, the Collateral and/or any actions taken or omitted to be taken by the Pledgee with respect thereto, and the Pledgor hereby agrees to hold the Pledgee harmless from and with respect to any and all such claims, causes of action and demands.

15. Power of Attorney. The Pledgor hereby appoints the Pledgee to act during the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period) as the Pledgor’s attorney-in-fact for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Pledgee reasonably may deem necessary or advisable to accomplish the purposes hereof. Without limiting the generality of the foregoing, during the Pledge Period (and, if and to the extent applicable, any Extended Pledge Period), the Pledgee shall have the right and power (a) upon application of any Collateral (including, during such Extended Pledge Period, any Retained Collateral) to satisfy a Secured Obligation, to receive, endorse and collect all checks and other orders for the payment of money made payable to the Pledgor representing any interest or other distribution payable in respect of such Collateral (or Retained Collateral) or any part thereof and to give full discharge for the same, and (b) to execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Collateral (or Retained Collateral); provided, that the Pledgee shall provide written notice to the Pledgor reasonably prior to taking any such action under the foregoing clauses (a) and (b).

16. Further Assurances. The Pledgor shall, at its sole cost and expense, upon request of the Pledgee, duly execute and deliver, or cause to be duly executed and delivered, to the Pledgee such further instruments and documents and take and cause to be taken such further actions as may be necessary or proper in the reasonable opinion of the Pledgee to carry out more effectually the provisions and purposes of this Agreement.

17. No Waiver. No failure on the part of the Pledgee to exercise, and no delay on the part of the Pledgee in exercising, any of its options, powers, rights or remedies hereunder, or partial or single exercise thereof, shall constitute a waiver thereof or preclude any other or further exercise thereof or the exercise of any other option, power, right or remedy.

18. Security Interest Absolute. All rights of the Pledgee hereunder, grant of a security interest in the Collateral and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Contribution Agreement or the Nominee Agreement, any of the Secured Obligations or any other agreement or instrument relating thereto, (b) any change in any term of all or any of the Secured Obligations or any other amendment or waiver of, or any consent to any departure from, the Contribution Agreement or the Nominee Agreement or any other agreement or instrument or (c) any other circumstance that might otherwise constitute a defense available to, or a discharge of the Pledgor in respect of the Secured Obligations or in respect of this Agreement.

19. Expenses. Pledgor agrees to pay the Pledgee all reasonable out-of-pocket expenses of the Pledgee (including reasonable expenses for legal services of every kind) of, or incident to the enforcement of, any provisions of this Agreement.

20. End of Pledge Period; Return of Collateral.

(a) For purposes of this Agreement, the “Pledge Period” means the period beginning on the date hereof and ending upon the termination of the Survival Period; provided, that, if any claim(s) asserted in any Claim Notices(s) remain outstanding at the time of termination of the Survival Period (any such claim, an “Outstanding Claim”), the Pledgee shall have the right to retain, pending resolution of such Outstanding Claim(s) pursuant to Article III of the Nominee Agreement and at all times subject to the terms hereof, Collateral with a Value equal to the aggregate dollar amount of such Outstanding Claims (“Retained Collateral”) and, solely with respect to such Retained Collateral, the Pledge Period shall be deemed to continue (an “Extended Pledge Period”) until the resolution pursuant to Article III of the Nominee Agreement of the Outstanding Claim(s) to which such Retained Collateral relates.

(b) Upon the termination of the Pledge Period (or the Extended Pledge Period, if and to the extent applicable), the Pledgor shall be entitled to, and the Pledgee promptly shall effect, the return to the Pledgor of all of the Collateral (and all other cash held as additional Collateral hereunder) that has not been used or applied toward the payment of the Secured Obligations in accordance with the terms hereof (it being understood, for the sake of clarity, that all Collateral not so used or applied shall become subject to the foregoing return obligation on and as of the Survival Date, except for any Retained Collateral, which shall become subject to the foregoing return obligation on and as of the date on which the Outstanding Claim(s) related thereto are resolved in accordance with Article III of the Nominee Agreement). The Pledgee shall take all reasonable actions to effect and evidence the return of Collateral under this Section 20, including, without limitation, the filing of UCC termination statements with respect to, and the return to the Pledgor of certificates representing the Pledged Interests comprising, such Collateral.

(c) The assignment by the Pledgee to the Pledgor of such Collateral shall be without representation or warranty of any nature whatsoever and wholly without recourse. Notwithstanding the foregoing, the Pledgor’s release of the Pledgee and agreement to hold the Pledgee harmless set forth in the last sentence of Section 14 hereof shall survive any return of Collateral or termination of this Agreement.

21. Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

To the Operating Partnership:

Hudson Pacific Properties, L.P. 11601 Wilshire Boulevard Suite 1600 Los Angeles, California 90025
Phone: (310) 455-5700
Facsimile: (310) 445-5710
Attn: General Counsel or Chief Financial Officer

To the Pledgor:

[	]
[	]
[	]
Phone:	[ ]
Facsimile:	[ ]
Attn:	[ ]

22. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Pledgee and the Pledgor.

23. Governing Law. This Agreement and the rights and obligations of the Pledgee and the Pledgor hereunder shall be construed in accordance with and governed by the law of the State of California (without giving effect to the conflict-of-laws principles thereof).

24. Dispute Resolution. This Agreement shall be subject to the provisions of Section 6.14 of the Nominee Agreement (the “Dispute Resolution Provisions”).

25. Transfer or Assignment. Except with respect to any assignment or transfer by the Pledgee to an affiliate (which shall not require the Pledgor’s consent but as to which the Pledgee will give prior written notice to the Pledgor), none of the Pledgor or Pledgee may assign or transfer any of their respective rights under and interests in this Agreement without the prior written consent of the Pledgor (if the assignor/transferee is the Pledgee) or of the Pledgee (if the assignor/transferee is the Pledgor), which consent shall not be unreasonably withheld or delayed; provided, however, that no consent of the Pledgor is required hereunder for (a) the assignment or transfer by the Operating Partnership of any of its rights under and interests in the Contribution Agreement or the Nominee Agreement to any permitted assignee under the Contribution Agreement or the Nominee Agreement, as the case may be, or (b) the Pledgee to act hereunder as agent on behalf of any person who becomes a Indemnified Party. Upon receipt of such consent (if required under this Section 25), the Pledgee may deliver the Collateral or any portion thereof to its assignee/transferee who shall thereupon, to the extent provided in the instrument of assignment, have all of the rights and obligations of the Pledgee hereunder with respect to the Collateral, and the Pledgee shall thereafter be fully discharged from any responsibility with respect to the Collateral so delivered to such assignee/transferee. However, no such assignment or transfer shall relieve such assignee/transferee of those duties and obligations of the Pledgee specified hereunder.

26. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Pledgee and their respective heirs, successors and permitted assigns, and all subsequent holders of the Secured Obligations.

27. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.

28. Captions. The captions of the sections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

29. Complete Agreement. This Agreement and the Nominee Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other understandings, oral or written, with respect to the subject matter hereof.

30. Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

31. No Third-Party Beneficiaries. Except as may be expressly provided or incorporated by reference herein, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person or entity.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Pledgor has duly executed this Agreement, and the Pledgee has caused this Agreement to be duly executed by its officers duly authorized, as of the day and year first above written.

PLEDGOR:

[ ]

By:

By:
Name:
Title:

PLEDGEE:

Hudson Pacific Properties, L.P., a Maryland limited partnership

By:	Hudson Pacific Properties, Inc., a Maryland corporation
Its:	General Partner

By:
Name:
Title:

S-1

EXHIBIT A

TO

PLEDGE AGREEMENT

Description of Pledged Interests

Name of Pledgor	Certificate Number	Pledged Interests
[ ]	No. No.	shares of Common Stock OP Units

Exhibit A

EXHIBIT I

TO

CONTRIBUTION AGREEMENT

FORM OF TITLE COMPANY AFFIDAVIT

EXHIBIT J

TO

CONTRIBUTION AGREEMENT

FARALLON REIT OWNERSHIP LIMIT WAIVER TERM SHEET

1.	Ownership Limit

a.	The stock Ownership Limit[2] will be set at 9.8%.

2.	Farallon Ownership and Waiver

a.	Based on the terms of the contribution agreement to which this summary is attached (the “Contribution Agreement”), the terms of the agreement pursuant to which the Soma Square property will be contributed to the Operating Partnership (as defined in the Contribution Agreement), and the terms of the subscription agreement pursuant to which the Company (as defined in the Contribution Agreement) will offer shares of its common stock in a private placement transaction (collectively, the “Stock Agreements”), it is expected that Farallon Capital Institutional Partners, L.P. (“FCIP”), Farallon Capital Partners, L.P. (“FCP”), Farallon Partners, L.L.C. (“FP”) and Farallon Capital Institutional Partners III, L.P. (“FCIP III”, and, together with FCIP, FCP and FP, the “Shareholders”) will actually own, Beneficially Own or Constructively Own shares of outstanding common stock of the Company (collectively, “Common Stock”), in excess of the Ownership Limit, provided, however, that FP will only actually own, Constructively Own or Beneficially Own Common Stock in excess of the Ownership Limit from the date of the pricing of the initial public offering of common stock of the Company (the “Pricing Date”) until FCP transfers or is deemed to transfer some or all of such Common Stock to FCIP. As a result, subject to the terms and conditions set forth in this Summary of Terms – Farallon Ownership Limit Waiver (this “Summary”), the Company is willing to grant each Shareholder an Excepted Holder Limit, expressed as the lesser of a percentage or a number of shares, in an amount sufficient to cover the Common Stock issued to such Shareholder pursuant to the Stock Agreements.

3.	Farallon Rights and Obligations - Each Shareholder will represent and covenant that, at all times during which it has an Excepted Holder Limit:

a.	The Shareholder will not actually own, Constructively Own or Beneficially Own Common Stock in excess of its Excepted Holder Limit.

b.	The Shareholder will not be an Individual.

[2]	Terms which are capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Hudson Pacific Properties, Inc. Articles of Amendment and Restatement (the “Charter”).

Exhibit J-1

c.	To the best knowledge of the Shareholder, and as a result of the Shareholder’s actual ownership, Constructive Ownership and Beneficial Ownership of Common Stock up to its Excepted Holder Limit:

i.	No Person, other than members of such Shareholder’s “Shareholder Group” and possibly the Operating Partnership, will actually own, Beneficially Own or Constructively Own Common Stock in excess of the Ownership Limit.

ii.	The “Shareholder Group” with respect to each Shareholder will be defined to be the Shareholder and any entity in which the Shareholder owns a direct or indirect interest, provided (a) such entity is controlled by, or under common control with, the Shareholder, and (b) is not an Individual.

d.	Members of each Shareholder Group, other than the FCP Shareholder Group, will not, individually or in the aggregate, actually own or Constructively Own more than 24.5% of the OP Units.

e.	The Shareholders shall, from time to time, designate a representative (the “Representative”) in writing to the Company, who shall act for the Shareholders in all matters regarding this ownership limit waiver. The initial Representative for each Shareholder will be Daniel Hirsch of FP.

f.	Except as set forth on Schedule 3(f) (which schedule shall only include tenants that were disclosed to the Contributors (as defined in the Contribution Agreement) and rejected pursuant to Section 4.3(a) of the Contribution Agreement), as of the Pricing Date, members of the Shareholder Group will not, individually or in the aggregate, actually own, Constructively Own or reasonably anticipate so owning during any time the Shareholder has an Excepted Holder Limit, more than 9.9% of the equity interests in any tenant listed on the Tenant List (as defined in Paragraph 4.a) provided to the Representative pursuant to Paragraph 4.a.

g.	Upon receipt of the name of a prospective tenant pursuant to Paragraph 4.b, the Representative will inform the Company before the close of business on the following business day (the “Determination Date”) if any such prospective tenant is an entity in which, as of the Determination Date, members of a Shareholder Group, individually or in the aggregate, actually own or Constructively Own, or reasonably anticipate so owning during any time the applicable Shareholder has an Excepted Holder Limit, more than 9.9% of the equity interests (a “Prohibited Entity”). If the Representative fails to identify a tenant as a Prohibited Entity within the time period set forth above, if the Representative timely informs the Company that a tenant is not a Prohibited Entity, or if a tenant was on the Tenant List, such tenant shall be considered a “Listed Tenant.”

h.	From and after the Pricing Date, the Representative shall provide advance notice to the Company before any Shareholder Group intentionally becomes an actual owner or Constructive Owner of more than 9.9% of the equity interests in a Listed Tenant (the “Listed Tenant Ownership”). The Representative shall promptly provide notice to the Company if it discovers that any Shareholder Group actually owns or Constructively Owns the Listed Tenant Ownership in a Listed Tenant and has failed to provide advance notice to the Company.

Exhibit J-2

i.	For purposes of this Summary, members of a Shareholder Group will not be deemed to “reasonably anticipate so owning more than 9.9% of the equity interests” of a tenant unless such members, individually or in the aggregate, (i) are, as of the Determination Date, actively considering acquiring or actively in negotiations to acquire actual ownership or Constructive Ownership of equity interests in an entity and, upon such acquisition, would actually own or Constructively Own more than 9.9% of the equity interests of the tenant, (ii) are, as of the Determination Date, actively considering acquiring or actively in negotiations to acquire debt interests of an entity that are reasonably anticipated to be converted or exchanged into actual ownership or Constructive Ownership of the equity interests of the entity in the reasonably foreseeable future and, upon such acquisition and conversion or exchange, would actually own or Constructively Own more than 9.9% of the equity interests of the tenant, or (iii) hold, as of the Determination Date, debt interests of an entity that are reasonably anticipated to be converted or exchanged into equity interests of the entity in the reasonably foreseeable future and, upon such conversion or exchange, would reasonably be anticipated to cause such members, individually or in the aggregate, to actually own or Constructively Own more than 9.9% of the equity interests of the tenant. For purposes of this Summary, references to “9.9% of the equity interests” of an entity shall mean, in the case of a corporation, 9.9% of the voting power or value of shares, and, in the case of any other entity, an interest of 9.9% in the assets or net profits of such entity.

j.	In the event a Shareholder determines that any of the above representations or covenants are or may become untrue or be violated, the Shareholder will promptly inform the Company.

k.	The Shareholders will provide such information reasonably requested by the Company for the Company to confirm the accuracy of the representations and covenants of the Shareholders, or to determine the number of shares of Common Stock and amount of equity interests in any tenant actually owned, Beneficially Owned or Constructively Owned by each Shareholder Group, and by large direct and indirect owners of each Shareholder. Notwithstanding the foregoing, no Shareholder shall be required to provide the Company with the names or, except in general terms, the percentage interests of its direct or indirect owners.

l.	FP will not actually own, Beneficially Own or Constructively Own Common Stock in excess of the Ownership Limit except during the period commencing on the Pricing Date and ending when FCP transfers or is deemed to transfer some or all of such Common Stock to FCIP upon the closing of the Formation Transactions (as defined in the Contribution Agreement), and FP’s Excepted Holder Limit and its obligations described in this Summary shall expire immediately after the transfer to FCIP described above.

4.	Company Rights and Obligations

a.

On the Pricing Date, the Company will provide the Representative (via e-mail to: hudsontenants@farcap.com) with a list of all parties that are expected to be tenants of the Company (the “Tenant List”) upon the closing of the Formation

Exhibit J-3

Transactions; provided, however, that the Tenant List shall not include any tenant unless such tenant was previously disclosed to the Contributors in accordance with the terms of the Contribution Agreement.

b.	From and after the Pricing Date, and as long as any Shareholder has an Excepted Holder Limit, the Company will provide the Representative (via e-mail to: hudsontenants@farcap.com) with the name of each prospective tenant prior to entering into or acquiring a lease with a prospective tenant.

c.	The Company will provide an updated Tenant List to the Representative (via e-mail to: hudsontenants@farcap.com) at the end of each calendar quarter following the closing of the Formation Transactions.

d.	To the extent the Company provides any information to the Representative other than via the e-mail address set forth above, copies of such information will be sent to Kenneth Werner of Richards Kibbe & Orbe LLP.

e.	The Company will not be obligated to conduct any diligence with respect to, or in connection with, the application of the Constructive Ownership rules to any tenant or Prohibited Entity.

f.	Based on the above, and subject to the qualifications below, the Company will grant the Excepted Holder Limit set forth above to each Shareholder and members of its Shareholder Group, subject to the Charter’s restriction on share ownership that could cause the Company to be “closely held” or to otherwise fail to qualify as a REIT (the “REIT Status Catchall Restriction”).

g.	Subject to the time limitation set forth with respect to FP specifically, the Company will provide the above-described Excepted Holder Limit to each Shareholder and members of its Shareholder Group unless and until (i) such Shareholder or any member of its Shareholder Group violates any of the representations or covenants described above (without regard to the knowledge of any such violation by the Shareholder or member of the Shareholder Group), or (ii) any Shareholder Group acquires Listed Tenant Ownership of one or more Listed Tenants and the maximum rent expected to be produced by all such Listed Tenants in any taxable year could exceed 2% of the Company’s gross income for the prior taxable year (the “Rent Threshold”); provided, however, that in the case of clause (ii), the applicable Excepted Holder Limit shall terminate (and the Common Stock owned by such Shareholder shall become subject to the remedies described in the Charter) effective immediately before the beginning of the year in which the Rent Threshold would be exceeded, unless the Rent Threshold would be exceeded for the year in which the Listed Tenant Ownership initially occurs, in which case the termination shall be effective immediately before such Listed Tenant Ownership occurs.

h.	If the REIT Status Catchall Restriction causes Common Stock owned by a Shareholder to be transferred to a trust for the benefit of a charity (pursuant to sections 6.2.1(b) and 6.3 of the Charter), and if such transfer would not have occurred but for the non-qualifying rent produced by a lease with a Prohibited Entity which the Company was informed by the Representative was a Prohibited Entity within the time limits described above, the Company will be obligated to pay to the Shareholder damages attributable to such transfer.

Exhibit J-4

i.	The Excepted Holder Limits described herein will only be an exception applicable to each Shareholder and members of its Shareholder Group, and not any other Person.

j.	In the event that the actual ownership, Constructive Ownership and Beneficial Ownership of FCIP, FCP, FCIP III or any of their respective Shareholder Groups is reduced to a percentage or amount below the Excepted Holder Limit for a period in excess of 90 days, upon not less than 10 days written notice to the Representative, the Company may reduce the Excepted Holder Limit to such reduced ownership amount or percentage (but not below the Ownership Limit); provided, however, that for purposes of this Paragraph 4.j only, FCP’s actual ownership, Constructive Ownership and Beneficial Ownership shall be calculated as if the OP Units acquired by FCP pursuant to the Contribution Agreement and then held by FCP had been converted into shares of Common Stock.

Exhibit J-5

EXHIBIT K

TO

CONTRIBUTION AGREEMENT

SOMA SQUARE BUDGET

APPENDIX A

Disclosure Schedule

APPENDIX B

Form of Articles of Amendment and Restatement

APPENDIX C

Form of Amended and Restated Bylaws

APPENDIX D

Form of Amended and Restated Agreement of Limited Partnership